Exhibit 1

Notice of Annual General and Special Meeting of Shareholders

to be held on Monday, June 23, 2014

Management Information Circular

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING

NORTH AMERICAN PALLADIUM LTD.

NOTICE IS HEREBY GIVEN that the annual general and special meeting of shareholders (the “Meeting”) of North American Palladium Ltd. (the “Company”) will be held at the TMX Broadcast Centre Gallery, Street Level, The Exchange Tower, 130 King Street West, Toronto, Ontario, Canada on Monday, June 23, 2014, at 9:00 a.m. (Toronto time) for the following purposes:

1.	To receive the audited consolidated financial statements of the Company for the year ended December 31, 2013 and the auditor’s report on those statements;

2.	To elect directors of the Company for the ensuing year;

3.	To consider and, if deemed appropriate, approve the appointment of KPMG LLP, as auditors for the Company, and to authorize the directors of the Company to set the auditors’ remuneration;

4.	To consider and, if deemed appropriate, pass a resolution approving certain amendments to the Company’s Group RRSP Share Issuance Plan, as more fully described in the accompanying management information circular (the “Circular”);

5.	To consider and, if deemed appropriate, pass a resolution approving certain amendments to the Company’s Stock Option Plan, as more fully described in the Circular;

6.	To consider and, if deemed appropriate, pass a resolution approving certain amendments to the Company’s Restricted Share Unit Plan, as more fully described in the Circular;

7.	To consider and, if deemed appropriate, pass a resolution approving the continuation of the Company’s shareholder rights plan, as more fully described in the Circular; and

8.	To transact such further or other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

A copy of the Circular and form of proxy or voting instruction form with respect to matters to be dealt with at the Meeting are included herewith.

By resolution of the board of directors of the Company, shareholders of record at the close of business on May 12, 2014 are entitled to notice of and to vote at the Meeting in person or by proxy.

Shareholders unable to attend the Meeting in person are requested to complete, date, sign and return the enclosed form of proxy or voting instruction form.

All forms of proxy must be deposited with Computershare Investor Services Inc. by no later than 9:00 a.m. (Toronto time) on June 19, 2014 or, in the case of any adjournment or postponement of the Meeting, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the adjourned or postponed meeting.

Late proxies may be accepted or rejected by the Chairman of the Meeting at his or her discretion and the Chairman of the Meeting is under no obligation to accept or reject any particular late proxy. The Chairman of the Meeting may waive or extend the proxy cut-off without notice.

DATED at Toronto, Ontario as of May 23, 2014.

BY ORDER OF THE BOARD OF DIRECTORS

Robert J. Quinn Chairman of the Board

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TABLE OF CONTENTS

VOTING AND OTHER IMPORTANT INFORMATION	1
WHO CAN VOTE	1
HOW TO VOTE	1
REGISTERED SHAREHOLDERS	1
NON-REGISTERED SHAREHOLDERS	3
BUSINESS OF THE MEETING	5
PRESENTATION OF FINANCIAL STATEMENTS	5
ELECTION OF DIRECTORS	5
APPOINTMENT OF AUDITORS	5
AMENDMENTS TO THE RRSP PLAN	5
AMENDMENTS TO THE STOCK OPTION PLAN	6
AMENDMENTS TO THE RESTRICTED SHARE UNIT PLAN	7
CONTINUATION OF RIGHTS PLAN	8
OTHER BUSINESS	9
ELECTION OF DIRECTORS	10
DIRECTOR COMPENSATION	12
DIRECTOR COMPENSATION TABLE	13
OUTSTANDING OPTION-BASED AWARDS AND SHARE-BASED AWARDS	13
INCENTIVE PLAN AWARDS—VALUE VESTED OR EARNED DURING 2013	14
STATEMENT OF CORPORATE GOVERNANCE PRACTICES	16
EXECUTIVE COMPENSATION	22
COMPENSATION DISCUSSION AND ANALYSIS	23
PERFORMANCE GRAPH	26
COMPENSATION OF NAMED EXECUTIVE OFFICERS	26
OUTSTANDING SHARE-BASED AWARDS AND OPTION-BASED AWARDS	28
INCENTIVE PLAN AWARDS—VALUE VESTED OR EARNED DURING 2013	28
EMPLOYMENT CONTRACTS AND TERMINATION AND CHANGE OF CONTROL ENTITLEMENTS	29
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	30
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	31
INTEREST OF CERTAIN PERSONS IN MATERIAL TRANSACTIONS	31
SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING	31
ADDITIONAL INFORMATION	31
DIRECTORS’ APPROVAL	32
SCHEDULE A RESOLUTION: AMENDMENT OF RSU PLAN	33
SCHEDULE B RESOLUTION: AMENDMENT OF RRSP PLAN	34
SCHEDULE C RESOLUTION: AMENDMENT OF STOCK OPTION PLAN	35
SCHEDULE D RESOLUTION: CONTINUATION OF RIGHTS PLAN	36
APPENDIX I MANDATE OF THE BOARD OF DIRECTORS	37
APPENDIX II EQUITY COMPENSATION PLANS	44
APPENDIX III DESCRIPTION OF RIGHTS PLAN	52

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NORTH AMERICAN PALLADIUM LTD.

MANAGEMENT INFORMATION CIRCULAR

VOTING AND OTHER IMPORTANT INFORMATION

This management information circular (the “Circular”) dated May 23, 2014, is furnished in connection with the solicitation of proxies by the management of North American Palladium Ltd. (“NAP” or the “Company”) to be used at the annual general and special meeting of shareholders (the “Meeting”) of the Company to be held at the time, place and for the purposes set forth in the accompanying Notice of Annual General and Special Meeting of Shareholders (the “Notice”).

NAP will be sending proxy-related materials directly to non-objecting beneficial owners under National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”). The Company will pay for intermediaries to forward to objecting beneficial owners under NI 54-101 the proxy-related materials and Form 54-101F7 — Request for Voting Instructions Made by Intermediary.

Unless otherwise indicated, the information in this Circular is dated as of May 23, 2014 and all dollar or “$” figures in this Circular refer to Canadian dollars. Unless the context require otherwise, “NAP”, the “Company”, “we”, “our” or “us” means North American Palladium Ltd., “common shares” means the common shares in the capital stock of North American Palladium Ltd., and “shareholders” and “you” means the holders of common shares of the Company.

Quorum

Quorum is needed to transact business at the Meeting. NAP’s by-laws require at least two people present and holding or representing at least 25% of the total number of common shares issued and outstanding. At the close of business on the Record Date, 363,427,756 common shares were issued and outstanding.

Who can vote

You are entitled to vote if you were a holder of common shares of NAP as of the close of business on May 12, 2014 (the “Record Date”). You will have one vote on each matter voted on at the Meeting for each common share of the Company that you own at the close of business on the Record Date.

As of the Record Date, to the knowledge of the directors and officers of the Company, no person or company beneficially owns, or controls or directs, directly or indirectly, voting securities of the Company carrying 10% or more of the voting rights attached to the voting securities of the Company.

Soliciting Proxies

The management of NAP is soliciting your proxy. The solicitation of proxies will be made primarily by mail but proxies may also be solicited personally, by facsimile or by telephone by directors, officers or other employees of the Company for which no additional compensation will be paid. We have also retained the services of CST Phoenix Advisors (the “Proxy Solicitation Agent”) to solicit proxies in Canada and the United States for a fee of approximately $23,000, plus out-of-pocket expenses. The cost of the solicitation will be paid by the Company.

How to vote

If you are eligible to vote and your shares are registered in your name, please see “Registered Shareholders” below.

If your shares are not registered in your name but are held by a nominee (usually a bank, trust company, securities broker or other financial institution), please see “Non-Registered Shareholders” below.

REGISTERED SHAREHOLDERS

If your common shares are registered in your name, you can vote your common shares in person at the Meeting or by signing and returning the enclosed form of proxy.

Voting by Proxy

When you vote by proxy, you appoint the persons named in the proxy form to vote according to your instructions, or you can appoint someone else to attend the Meeting and vote for you. The common shares represented by the form of proxy will be voted or withheld from voting on any motion, by ballot or otherwise, in accordance with any indicated instructions. In the absence of such direction, such common shares will be voted FOR the resolutions referred to in the form of proxy.

You can submit your proxy as follows:

By Mail

To vote by mail, complete the enclosed form of proxy and return it in the enclosed envelope by no later than 9:00 a.m. (Toronto time) on June 19, 2014 or, in the case of any adjournment or postponement of the Meeting, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the adjourned or postponed meeting.

By Telephone or by Internet

You may also vote by telephone or via the Internet. To vote by telephone using a touch-tone phone in Canada and the United States, call 1-866-732-8683, or to vote from outside of Canada and the United States, please call 312-588-4290. When prompted, enter your Holder Account Number and Control Number listed on the proxy and follow the voting instructions.

To vote via the Internet, go to www.investorvote.com and enter your Holder Account Number and Control Number listed on the proxy and follow the voting instructions on the screen.

If you vote by telephone or via the Internet, do not complete or return the form of proxy.

By Appointing Someone

If you prefer, you can appoint a person or company (such person or company need not be a shareholder), other than the directors or officer named in the form of proxy, to represent you at the Meeting by inserting the person or company’s name in the blank space provided in the proxy and returning the proxy in the enclosed envelope by no later than 9:00 a.m. (Toronto time) on June 19, 2014 or, in the case of any adjournment or postponement of the Meeting, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the adjourned or postponed meeting.

Your Voting Instructions

If you do not indicate how you want your common shares to be voted, the persons named in the proxy intend to vote your common shares FOR each item of business referred to in this Circular. The enclosed form of proxy confers discretionary authority with respect to any amendments or variations of the matters referred to in the Notice or any other matters properly brought before the Meeting or any adjournment or postponement thereof, in each instance, to the extent permitted by law, whether or not the amendment, variation or other matter that comes before the Meeting is routine or contested. At the time of printing this Circular, management of the Company knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice.

To be effective, all forms of proxy must be deposited with Computershare Investor Services Inc. by no later than 9:00 a.m. (Toronto time) on June 19, 2014 or, in the case of any adjournment or postponement of the Meeting, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the adjourned or postponed meeting.

Late proxies may be accepted or rejected by the Chairman of the Meeting at his or her discretion and the Chairman of the Meeting is under no obligation to accept or reject any particular late proxy. The Chairman of the Meeting may waive or extend the proxy cut-off without notice.

What if I want to revoke my proxy?

You can revoke your proxy at any time prior to its use. You may revoke your proxy by requesting, or having your authorized attorney request, in writing, to revoke your proxy. This request must be delivered to NAP’s address (as listed in this Circular) before the last business day preceding the day of the Meeting or to the Chairman of the Meeting on the day of the Meeting or

any adjournment or postponement thereof immediately prior to the commencement or adjournment(s) or postponement(s) thereof.

If you submit your proxy by telephone or via the internet, you may revoke your proxy by entering the proxy system (telephone or internet) in the same manner and submitting another proxy at any time up to and including the last business day preceding the date of the Meeting. A proxy submitted later will supersede any prior proxy submitted.

NON-REGISTERED SHAREHOLDERS

Most shareholders of the Company are “non-registered” shareholders. If your common shares are not registered in your name, they will be held by an intermediary such as a bank, trust company, securities broker or other financial institution or in the name of a clearing agency of which the intermdediary is a participant. Each intermediary has its own procedures which should be carefully followed by non-registered shareholders to ensure that their common shares are voted at the Meeting.

Voting by Voting Instruction Form

If you are a non-registered shareholder, you should have received this Circular, together with a Voting Instruction Form (“VIF”) from your intermediary.

You can submit your VIF as follows:

By Mail

To vote by mail, complete the enclosed VIF and return it in the enclosed envelope by no later than 9:00 a.m. (Toronto time) on June 18, 2014 or, in the case of any adjournment or postponement of the Meeting, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the adjourned or postponed meeting.

By Telephone or by Internet

You may also vote by telephone or via the Internet. To vote by telephone using a touch-tone phone in Canada call 1-800-474-7493. To vote in the United States, please call 1-800-454-8683. When prompted, enter your Control Number listed on the proxy and follow the voting instructions.

To vote via the Internet, go to www.proxyvote.com and enter your Control Number listed on the VIF and follow the voting instructions on the screen.

If you vote by telephone or via the Internet, do not complete or return the VIF.

By Appointing Someone

If you prefer, you can appoint a person or company (such person or company need not be a shareholder), other than the directors or officer named in the VIF, to represent you at the Meeting by inserting the person or company’s name in the blank space provided in the VIF and returning the VIF in the enclosed envelope by no later than 9:00 a.m. (Toronto time) on June 18, 2014 or, in the case of any adjournment or postponement of the Meeting, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the adjourned or postponed meeting.

Attending the meeting and voting your shares in person

Alternatively, you or a designated person may attend the Meeting and vote your shares in person. To do so, write your name or the name of your designate to act on your behalf on the “Appointee” line on the VIF, sign and date the form, and return it by mail; or go to www.proxyvote.com and insert the name in the “Appointee” section of the electronic ballot.

You or your designate, as the named “Appointee”, must attend the Meeting for your vote to be counted. When you or your designate arrive at the Meeting, please register with the scrutineer or proxy tabulator. Unless you instruct otherwise, the person whose name is written in the space provided will have full authority to attend and otherwise act at, and present matters to, the Meeting and any adjournment or postponement thereof, and vote on all matters that are brought before the Meeting or any adjournment or postponement thereof, even if these matters are not set out in the VIF or Circular.

QUESTIONS ABOUT VOTING OR ABOUT ANY INFORMATION IN THIS CIRCULAR?

Any questions and requests for assistance may be directed to our Proxy Solicitation Agent:

North American Toll Free Phone: 1-800-845-1507

Banks, Brokers and collect calls: 201-806-2222

Toll Free Facsimile: 1-888-509-5907

Email: inquiries@phoenixadvisorscst.com

BUSINESS OF THE MEETING

1.	Presentation of Financial Statements

The audited consolidated financial statements of the Company for the financial year ended December 31, 2013 and the auditors’ report thereon will be placed before the Meeting.

The audited consolidated financial statements of the Company for the fiscal year ended December 31, 2013 and the auditors’ report thereon are also included in NAP’s 2013 Annual Report, which has been mailed to the Company’s registered and beneficial shareholders who have requested these materials. Management will review NAP’s consolidated financial results at the Meeting, and shareholders and proxyholders will be given an opportunity to discuss these results with management. The 2013 Annual Report is available on NAP’s website at www.nap.com and on SEDAR at www.sedar.com.

2.	Election of Directors

It is proposed that the six people listed under the heading “Election of Directors” on page 10 be nominated for election as directors of NAP to hold office until the next annual meeting or until their successors are elected or appointed, unless the director resigns or the office becomes vacant through death or any other reason, in accordance with the by-laws of the Company. Messrs. Douchane, Quinn, Van Staveren and Weymark are currently directors of NAP, and their terms of office will each expire at the Meeting unless they are re-elected.The articles of the Company provide for a board of directors (the “Board”) consisting of a minimum of one and a maximum of ten directors. The Board has set the number of directors at six.

Management of the Company has been informed that each of the six nominees would be willing to serve as a director if elected. However, in the event any such nominee is unable or unwilling to serve as a director, proxies will be voted in favour of the remaining nominees and for such other substitute nominee as the Board may designate.

On March 30, 2011, the Board adopted a policy providing that if any proposed nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election at a shareholders’ meeting, then such nominee is required to offer to resign. The Governance, Nominating and Compensation Committee will review any such offer of resignation and make a recommendation to the Board. The Board will determine whether to accept the resignation and will announce its decision within 90 days following the shareholders’ meeting. If the Board rejects the offer, it will disclose the reasons why. If the Board accepts the offer, it may appoint a new director to fill the vacancy.

Unless directed otherwise, the persons designated in the accompanying form of proxy intend to vote FOR the election of each of the proposed nominees.

3.	Appointment of Auditors

KPMG LLP, (“KPMG”) have been the auditors of the Company since June 23, 2004. It is proposed that KPMG be reappointed as the auditors of the Company to hold office until the next annual meeting of shareholders and that the Board be authorized to fix their remuneration.

Unless directed otherwise, the persons designated in the accompanying form of proxy intend to vote FOR the appointment of KPMG as the auditors of the Company until the next annual meeting of shareholders and to authorize the Board to fix their remuneration. To be effective, the appointment of auditors must be approved by a majority of the votes cast in person or represented by proxy at the Meeting.

4.	Amendments to the RRSP Plan

The Company has a Group RRSP Share Issuance Plan, as amended and restated in 2013 (the “RRSP Plan”). Pursuant to the RRSP Plan, the Company can issue common shares instead of making cash payments to eligible persons for contribution to their individual RRSPs in satisfaction of the Company’s obligations to match RRSP contributions in accordance with the terms of the group RRSP plan (the “Group RRSP Plan”). Since the adoption of the RRSP Plan in 1995, 5,164,636 common shares have been issued (representing approximately 1.42% of the Company’s issued and outstanding common shares).

Shareholders will be asked at the Meeting to pass an ordinary resolution approving certain amendments to the Company’s RRSP Plan (as amended, the “Amended RRSP Plan”) such that the plan will be converted from a fixed to a rolling plan.

The maximum percentage of common shares issuable under the Amended RRSP Plan and all other securities-based compensation arrangements of the Company will be 3.49% of the issued and outstanding common shares at such time.

The amendments to the RRSP Plan described in this section have been approved by the Board and conditionally approved by the TSX, subject to shareholder approval.

Except where noted above, the Amended RRSP Plan will have the same material terms and conditions as the RRSP Plan. A copy of the full text of the Amended RRSP Plan will be available for review at the Meeting and may be requested in advance of the Meeting from the Corporate Secretary of the Company.

The Amended RRSP Plan will be administered by the Governance, Nominating and Compensation Committee of the Board.

For a description of the Amended RRSP Plan, see “Appendix II—Equity Compensation Plans” in this Circular.

The Board approved the Amended RRSP Plan on May 23, 2014 and recommends that shareholders vote FOR the approval of the related resolution (the full text of which resolution is set out in Schedule A of this Circular). Unless otherwise indicated, the persons designated in the accompanying form of proxy intend to vote FOR the approval of the resolution. In order for the resolution to pass, the resolution must be approved by a majority of the votes cast in person or represented by proxy at the Meeting.

5.	Amendments to the Stock Option Plan

The Company has a stock option plan, as amended and restated in 2013 (the “Stock Option Plan”), to attract, retain and motivate key service providers to the Company and its subsidiaries, including directors, officers and employees, and to advance the interests of the Company by providing such persons with the opportunity to acquire an increased proprietary interest in the Company. Since the adoption of the Stock Option Plan in 1995, options have been exercised to acquire 1,928,313 common shares (representing approximately 0.53% of the Company’s issued and outstanding common shares).

Shareholders will be asked at the Meeting to pass an ordinary resolution approving certain amendments to the Company’s Stock Option Plan (as amended, the “Amended Stock Option Plan”) such that the plan will be converted from a fixed to a rolling plan,. The maximum percentage of common shares issuable under the Amended Stock Option Plan and all other securities-based compensation arrangements of the Company will be 3.49% of the issued and outstanding common shares at such time.

The amendments to the Stock Option Plan described in this section have been approved by the Board and conditionally approved by the TSX, subject to shareholder approval.

Except where noted above, the Amended Stock Option Plan will have the same material terms and conditions as the Stock Option Plan. A copy of the full text of the Amended Stock Option Plan will be available for review at the Meeting and may be requested in advance of the Meeting from the Corporate Secretary of the Company.

The Amended Stock Option Plan will be administered by the Governance, Nominating and Compensation Committee of the Board.

As at the date of this Circular, options representing the right (once vested) to acquire 1,590,742 common shares (representing approximately 0.44% of the Company’s issued and outstanding common shares) have been issued and are outstanding under the Stock Option Plan, which together with the number of common shares issuable pursuant to awards made under all other securities-based compensation plans of the Company in force as at the date of this Circular (including the Amended and Restated RSU Plan), represents approximately 0.70% of the Company’s total issued and outstanding common shares. For a description of the Stock Option Plan, see “Appendix II—Equity Compensation Plans” in this Circular.

The Board approved the Amended Stock Option Plan on May 23, 2014 and recommends that shareholders vote FOR the approval of the related resolution (the full text of which resolution is set out in Schedule B of this Circular). Unless otherwise indicated, the persons designated in the accompanying form of proxy intend to vote FOR the approval of the resolution. In order for the resolution to pass, the resolution must be approved by a majority of the votes cast in person or represented by proxy at the Meeting.

6.	Amendments to the Restricted Share Unit Plan

The Company has a restricted share unit plan (the “RSU Plan”) for directors, officers and key employees in order to retain and motivate eligible directors, officers and key employees and to promote a greater alignment of interests between these individuals and the shareholders of the Company. Since the adoption of the RSU Plan in 2005, 1,477,576 restricted share units (“RSUs”) have been awarded. Prior to the amendment and restatement of the RSU Plan, all RSUs were cash-settled.

Shareholders will be asked at the Meeting to pass an ordinary resolution approving certain amendments to the Company’s RSU Plan (as amended, the “Amended and Restated RSU Plan”). Shareholders will also be asked to ratify outstanding RSU grants made to certain officers, directors, and key employees or consultants under the RSU Plan. An aggregate of 945,193 RSUs granted under the RSU Plan remain outstanding, all of which are held by “insiders” (as such term is defined in the TSX Company Manual). For details regarding outstanding RSUs see “Election of Directors” and “Appendix II—Equity Compensation Plans” in this Circular.

For a description of the Amended and Restated RSU Plan, see “Appendix II—Equity Compensation Plans” in this Circular. The key amendments to the RSU Plan are as follows:

•	It will be a securities-based compensation plan under which holders of vested RSUs may choose to redeem their RSUs in cash and/or common shares;

•	The Company shall redeem vested RSUs, at the option of the holder of such vested RSUs, by (i) issuing from treasury one common share for each full RSU to be redeemed; (ii) making a lump sum cash payment in respect of all full RSUs to be redeemed, equal to the amount determined by multiplying the number of RSUs to be redeemed by the Fair Market Value (as such term is defined in the Amended and Restated RSU Plan) of a common share; or (iii) a combination of (i) and (ii);

•	The maximum number of common shares issuable under the Amended and Restated RSU Plan and all other securities-based compensation arrangements of the Company, at any time, cannot exceed 3.49% of the issued and outstanding common shares at such time;

•	The maximum number of common shares which may be reserved for issuance to non-executive directors of the Company or any subsidiary pursuant to the Amended and Restated RSU Plan and all other securities-based compensation arrangements of the Company, at any time, cannot exceed 1% of the issued and outstanding common shares at such time; and the maximum number of common shares which may be reserved for issuance to any one such non-executive director under the Amended and Restated RSU Plan and all other securities-based compensation arrangements of the Company cannot exceed an annual equity award value of $100,000 per such non-executive director; and

•	Any removal of or increase to the limits to insider participation or non-executive director participation under the Amended and Restated RSU Plan would require shareholder approval.

As at the date of this Circular, subject to shareholder approval of the Amended and Restated RSU Plan, RSUs representing the right (once vested) to acquire 945,193 common shares (representing approximately 0.26% of the Company’s issued and outstanding common shares) have been awarded and are outstanding, which together with the number of common shares issuable pursuant to awards previously made under all other securities-based compensation arrangements of the Company in force at this time, represent approximately 0.70% of the Company’s total issued and outstanding common shares.

The amendments to the RSU Plan described in this section have been approved by the Board and conditionally approved by the TSX, subject to shareholder approval. A copy of the full text of the Amended and Restated RSU Plan will be available for review at the Meeting and may be requested in advance of the Meeting from the Corporate Secretary of the Company.

If the Amended and Restated RSU Plan is approved, all RSUs will be granted pursuant to the Amended and Restated RSU Plan and any RSUs issued and outstanding under the legacy RSU Plan will be deemed to be issued and outstanding under the Amended and Restated RSU Plan. If the Amended and Restated RSU Plan is not approved, the Board will continue to award RSUs under the RSU Plan.

The Board approved the Amended and Restated RSU Plan on May 23, 2014 and recommends that shareholders vote FOR the approval of the related resolution (the full text of which resolution is set out in Schedule C of this Circular).

Unless otherwise indicated, the persons designated in the accompanying form of proxy intend to vote FOR the approval of the resolution. In order for the resolution to pass, the resolution must be approved by a majority of the votes cast in person or represented by proxy at the Meeting.

7.	Continuation of Rights Plan

The Company and Computershare Investor Services Inc. (the “Rights Agent”) entered into the Rights Plan dated as of March 22, 2011 (the “Rights Plan”). A summary of the key features of the Rights Plan is attached as Appendix “III” to this Circular. This summary is qualified in its entirety by reference to the complete text of the Rights Plan, which is available on SEDAR at www.sedar.com. The Rights Plan is also available to any shareholder on request from the Corporate Secretary. Shareholders wishing to receive a copy of the Rights Plan should contact the Company by telephone at (416) 360-7590 or by facsimile at (416) 360-7709, in both cases to the attention of the Corporate Secretary.

All capitalized terms used in this section of the Circular and Appendix “III” and not otherwise defined in the Circular have the meanings set forth in the Rights Plan unless otherwise indicated.

Shareholders will be asked at the Meeting to approve an ordinary resolution approving the continuation of the Right Plan, as amended and restated May 23, 2014 to reflect certain minor housekeeping changes. The Board has determined that the Rights Plan is in the best interests of the Company and unanimously recommends that the shareholders vote for the approval of the continuation of the Rights Plan.

The reconfirmation and continuation of the Rights Plan is not being proposed by management in anticipation of any pending or threatened take-over bid, nor to deter take-over bids generally. The primary objectives of the Rights Plan are to seek to ensure that, in the context of a bid for control of the Company through an acquisition of common shares of the Company, all shareholders have an equal opportunity to participate in the bid and are given adequate time to assess the bid. The Rights Plan in no way prohibits a change of control of the Company in a transaction that is procedurally fair to shareholders. The rights of shareholders to seek a change in the Board or to influence or promote action of the Board in a particular manner will not be affected by the Rights Plan. The approval of the Rights Plan by shareholders will not alter, diminish or reduce the fiduciary duties of the directors of the Company when faced with a potential change of control transaction or restrict the potential actions that might be taken by the directors in such circumstances.

In approving the Rights Plan, the Board considered a number of factors, including the following concerns arising from the existing securities law framework that applies to take-over bids in Canada:

•	Unequal Treatment. While existing Canadian securities legislation has established a number of procedural requirements for the conduct of take-over bids, which generally require that a take-over bid be made to all shareholders and that a bidder offer identical consideration to all shareholders, the take-over bid regime includes exemptions to the formal bid requirements that could operate to allow control of an issuer to be acquired without the making of a formal take-over bid to all shareholders. Specifically, Canadian securities legislation allows a small group of securityholders to dispose of their securities pursuant to a private agreement at a premium to market price, which premium is not shared with other securityholders. In addition, a person may slowly accumulate securities through stock exchange acquisitions which may result, over time, in an acquisition of control without payment of fair value for control or a fair sharing of a control premium among all securityholders. It may also be possible to engage in transactions outside of Canada without regard to these protections. The Rights Plan addresses these concerns by applying to all acquisitions that would result in a person owning 20% or more of the common shares (subject to certain limited exceptions), thereby generally precluding a person from acquiring a control interest in the Company without making a Permitted Bid to all shareholders.

•

Time. Current legislation permits a take-over bid to expire in 35 days. The Board is of the view that this generally is not sufficient time to permit shareholders to consider a take-over bid and to make a reasoned and considered decision. The Rights Plan provides a mechanism for “Permitted Bids” whereby the minimum expiry period for a Take-over Bid must be 60 days after the date of the bid and the bid must remain open for a further period of ten business days after an offeror publicly announces that the common shares deposited or tendered and not withdrawn constitute more than 50% of the common shares outstanding held by Independent Shareholders. The Rights Plan is intended to provide shareholders with adequate time to properly evaluate any offer, and also to provide the Board with additional time to assess any offer and, if appropriate, to explore and develop alternatives for maximizing shareholder value. Those alternatives could include, among other things, identifying other potential bidders, conducting an orderly auction, or developing a restructuring or other alternative that could enhance shareholder value.

•	Pressure to Tender. A shareholder may feel pressured to tender to a bid that the shareholder considers to be inadequate out of a concern that failing to tender may result in the shareholder being left with illiquid or minority discounted securities in the Company. This is particularly so in the case of a partial bid for less than all securities of a class, where the bidder wishes to obtain a control position but does not wish to acquire all of the common shares. The Rights Plan provides a mechanism in the Permitted Bid provision that is intended to address this concern by requiring that a take-over bid remain open for acceptance for a further 10 business days following public announcement that more than 50% of the common shares held by Independent Shareholders have been deposited and not withdrawn. This mechanism is intended to lessen any undue pressure to tender that may be encountered by a shareholder, as the shareholder will have the ability to tender during a subsequent offering period after learning that a majority of the other shareholders of the Company have tendered to the offer.

It is not the intention of the Board, in approving the Rights Plan, to secure the continuance of existing directors or management in office, nor to avoid a bid for control of the Company in a transaction that is procedurally fair. For example, through the Permitted Bid mechanism, described in more detail in the summary contained in Appendix “III” to this Circular, shareholders may tender to a bid that meets the Permitted Bid criteria without triggering the exercise of rights under the Rights Plan, regardless of the value of the consideration being offered under the bid. The Rights Plan should not preclude any shareholder from utilizing the proxy mechanism under the Canada Business Corporations Act (“CBCA”) and securities laws to promote a change in the management or direction of the Company, or the Board, and is designed to have no effect on the rights of holders of outstanding common shares to requisition a meeting in accordance with the provisions of the CBCA, or to enter into agreements with respect to voting their common shares. The definitions of “Acquiring Person” and “Beneficial Ownership” have been developed to minimize concerns that the Rights Plan may be inadvertently triggered or triggered as a result of an overly-broad aggregation of holdings of institutional shareholders and their clients. Persons who currently own more than 20% of the common shares are known as “Grandfathered Persons” under the Rights Plan. Such ownership will not trigger the exercise of rights under the Rights Plan unless such persons increase their ownership of common shares by more than one percent. To the knowledge of the Company, no person currently beneficially owns more than 20% of the common shares. The Rights Plan is not expected to interfere with the day-to-day operations of the Company. The issuance of the rights under the Rights Plan does not in any way alter the financial condition of the Company, impede its business plans or alter its financial statements. In summary, the Board believes that the dominant effect of the Rights Plan will be to ensure equal treatment of all shareholders in the context of an acquisition of control.

The Board recommends that shareholders vote FOR the approval of the related resolution (the full text of which is set out in Schedule D of this Circular). Unless directed otherwise, the persons designated in the accompanying form of proxy intend to vote FOR the continuation of the Rights Plan. In order for the resolution to pass, the resolution must be approved by a majority of the votes cast in person or represented by proxy at the Meeting.

8.	Other Business

Management is not aware of any other matters to come before the Meeting other than those set out in the attached Notice. If other matters come before the Meeting, it is the intention of the persons named in the form of proxy to vote in accordance with their best judgment on such matters.

ELECTION OF DIRECTORS

The table below sets forth information regarding the proposed nominees for election as directors (all of whom have agreed to stand for election) together with their municipality of residence, year in which they joined the Board, their independence status, areas of expertise, principal occupation(s) during the five preceding years and current Board committee memberships, as well as other public, private and not-for-profit affiliations. Also set forth are the number of common shares, stock options, and RSUs held as of May 23, 2014.

André J. Douchane, 63 Toronto, Ontario, Canada Shares: 15,500 Options: 100,000 RSUs: 269,616 Debentures: $50,000

Mr. Douchane was the President and Chief Executive Officers of NAP from April 2003 to January 2006 and the Interim Chief Executive Officer of NAP from September 2012 to March 22, 2013. He is a seasoned mining executive with over 40 years of experience in the mining industry with a solid track record of successfully bringing development projects into production. Mr. Douchane is currently the President and Chief Executive Officer of Mahdia Gold Corporation. He previously held senior positions with several precious and base metal international mining companies including as Chief Executive Officer of THEMAC Resources Group Ltd., a Vancouver-based resource company focused on exploring and developing natural resource properties, President and Chief Executive Officer of Starfield Resources Inc., President and Chief Operating Officer of Chief Consolidated Mining Co., and Vice President, Operations of Franco and Euro-Nevada (formerly Newmont Mining Corporation). Mr. Douchane holds a Bachelor’s degree in Mining Engineering from the New Mexico Institute of Mining and Technology and is a graduate of the Executive Business Program at the Kellogg School of Business.

Areas of Expertise: Metals and mining, mine engineering, executive management

NAP Board Details:

•    Director since April 2003

•    Committees: Technical, Environment, Health and Safety Committee

•    Meets share ownership guidelines

•    Not independent (former member of management)

Other Public Company Boards: Klondex Mines Limited, Mahdia Gold Corporation

Alfred L. Hills, 59 Surrey, British Columbia, Canada Shares: Nil Options: Nil RSUs: Nil

Mr. Hills is a seasoned mining executive with over 35 years of international mine evaluation, development and operating experience. From 2006 to 2013, Mr. Hills was the CEO and Director of Kobex Minerals Inc., a Canadian exploration phase mining company, and its predecessor company, International Barytex Resources Ltd. Prior to that, Mr. Hills spent 26 years with the Placer Dome Group of Companies in a number of senior positions including Vice President Evaluations, and various positions at Placer Dome’s Papua New Guinea operations during construction, commissioning and start-up. Mr. Hills has participated in developing the CIM Best Practice guidelines for Mineral Resource and Mineral Reserve Estimation and was a corporate member of the SME Resources and Reserve Committee. Mr. Hills was also a member of the Canadian Security Administrators (“CSA”) Mining Technical Advisory and Monitoring Committee which advised the CSA on mining-related regulatory issues. Mr. Hills is a graduate of the University of British Columbia in Mining and Mineral Process Engineering. Mr. Hills is also a member of the Institute of Corporate Directors.

Areas of Expertise: Metals and mining, mine operations, mergers and acquisitions, regulation

NAP Board Details:

•    First time nominee

•    Does not yet meet share ownership guidelines(1)

•    Independent

Other Public Company Boards: Western Pacific Resources Corp.

John W. Jentz, 43 Toronto, Ontario, Canada Shares: Nil Options: Nil RSUs: Nil

Mr. Jentz is a financial and mining professional with 20 years experience in corporate finance and mergers and acquisitions in both public and private markets. Mr. Jentz is currently Managing Director, Investment Banking at Clarus Securites Inc., a research driven institutional investment dealer. He leads the mining group in equity underwritings and M&A assignments. Prior to that, Mr. Jentz has worked in global investment banking firms such as Bear, Stearns & Co. Inc. and independent Canadian firms such as Westwind Partners Inc. Mr. Jentz is a CA and CPA in good standing with the Canadian Institute of Chartered Accountants. Mr. Jentz earned an MBA from McMaster University with a focus on Finance and Marketing.

Areas of Expertise: Metals and mining, finance, mergers and acquisitions

NAP Board Details:

•    First time nominee

•    Does not yet meet share ownership guidelines(1)

•    Independent

Robert J. Quinn, 58 Houston, Texas, USA Shares: 21,000 Options: 107,500 RSUs: 158,469

A founding partner of the Houston mining transactional law firm Quinn & Brooks LLP, Mr. Quinn has over 30 years of legal and management experience, including as Vice President and General Counsel for Battle Mountain Gold Company. He has extensive experience in merger and acquisitions transactions, corporate governance, public disclosure, governmental affairs, environmental law and land management. Mr. Quinn has a Bachelor of Science in Business Administration degree from the University of Denver, a Juris Doctorate degree from the University of Denver College of Law and has completed two years of graduate work in mineral economics at the Colorado School of Mines.

Areas of Expertise: Metals and mining, law, mineral economics

NAP Board Details:

•    Director since June 2006

•    Meets share ownership guidelines

•    Independent

Other Public Company Boards: Formation Metals Inc., Mercator Minerals Ltd. and Great Western Minerals Group Ltd.

Greg J. Van Staveren, 53 Etobicoke, Ontario, Canada Shares: 138,865 Options: 100,000 RSUs: 157,909 Debentures: $15,000

Since September 2001, Mr. Van Staveren has been the President of Strategic Financial Services, a private company providing business advisory services. During this period he has sat on the board of, and provided services to, a number of publicly traded companies. Mr. Van Staveren is a Chartered Professional Accountant and a Certified Public Accountant and holds a Bachelor of Math (Honours) degree from the University of Waterloo. From February 1998 until September 2001, Mr. Van Staveren was the Chief Financial Officer of MartinRea International Inc (MRE-TSX), and prior to that he was partner in the mining group of KPMG, which he joined in 1980, and where he provided accounting and advisory services to his clients.

Areas of Expertise: Metals and mining, finance, audit

NAP Board Details:

•    Director since February 2003

•    Committees: Governance, Nominating and Compensation Committee (Chair); Audit Committee

•    Meets share ownership guidelines

•    Independent

William J. Weymark, 60 West Vancouver, British Columbia, Canada Shares: 21,700 Options: 102,500 RSUs: 109,417

Mr. Weymark is President of Weymark Engineering Ltd., a company providing consulting services to businesses in the private equity, construction and resource sector. He is also a director of the VGH & UBC Hospital Foundation Board and several private companies. Mr. Weymark is also a member of the Industry Advisory Committee for the Norman B. Keevil Institute of Mining Engineering at the University of British Columbia. Until June 2007, Mr. Weymark was President and chief executive officer of Vancouver Wharves/BCR Marine, a transportation firm located on the west coast of British Columbia. Prior to joining Vancouver Wharves in 1991, Mr. Weymark spent 14 years in the mining industry throughout western Canada working on the start-up and operation of several mines. Mr. Weymark is a Professional Engineer and holds a Bachelor of Applied Science in Mining and Mineral Process Engineering from the University of British Columbia and is a graduate of the Institute of Corporate Directors’, Directors Education Program.

Areas of Expertise: Metals and mining, executive management

NAP Board Details:

•    Director since January 2007

•    Committees: Governance, Nominating and Compensation Committee; Technical, Environment, Health and Safety Committee

•    Meets share ownership guidelines

•    Independent

(1)	The Board Mandate states that “Within three years of joining the Board, directors are expected to hold at least $150,000 in securities of NAP. The minimum holding requirement shall be calculated based on: (i) the actual price paid per share acquired and (ii) the grant value of RSUs.” Both Mr. Hills and Mr. Jentz are first-time nominees to the Board and, if elected, will have three years to acquire the minimum amount of securities.

DIRECTOR COMPENSATION

The compensation of non-executive directors is intended to attract and retain highly qualified individuals with the capability to meet the responsibilities of Board members and to closely align directors’ interests with those of our shareholders. Non-executive directors receive a significant portion of their compensation in the form of RSUs with the remainder in cash and are subject to minimum share ownership requirements to promote long-term alignment with shareholder interests.

Review of Director Compensation

In 2012, based on a director compensation review report prepared by Mercer (Canada) Limited (“Mercer”), cash compensation paid to non-executive directors was decreased for 2012 and securities-based compensation, in the form of RSUs, for directors was increased so as to be competitive at the median of the Company’s comparator group. As of January 1, 2013, a minimum of 40% and a maximum of 60% of the annual base retainer was paid in the form of RSUs. The Committee and the Board decided to keep director compensation essentially unchanged for 2013.

At the end of 2013, the Committee engaged Mercer to provide an overview of trends in director compensation. As a result of such review, the annual base retainer fee was decreased and the minimum and maximum securities-based compensation, in the form of RSUs, for directors was also decreased for 2014. For more information on the RSU Plan, see “Appendix II—Equity Compensation Plans” in this Circular.

2013 Compensation Structure

Mr. Douchane and the Company’s non-executive directors received the following annual retainers and attendance fees for their services as directors in 2013:

Fiscal year 2013 — Received
Director retainer (base)	$120,000 per year
Chairman (additional retainer)	$60,000 per year
Audit Committee chair (additional retainer)	$15,000 per year
Other Committee chair (additional retainer)	$7,500 per year
Meeting attendance fee	$1,500 per meeting

In 2013, a minimum of 40% and a maximum of 60% of the annual retainer was paid in the form of RSUs, which vest immediately and may be exercised as to one-third on the date of the grant, one-third on the first anniversary of the grant and one-third on the second anniversary of the grant. Directors elect what additional percentage of the annual retainer above 40% (to a maximum of 60%) to receive as RSUs. The RSUs are priced at the volume-weighted average price on the TSX for the five trading days immediately preceding January 1 of the new calendar year.

All retainers are paid pro rata on a quarterly basis, except for cash-settled RSUs that are paid in lump sums upon redemption. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings and otherwise carrying out their duties as directors of NAP. Any director who is required to travel a total of more than four hours per round trip in order to attend a meeting or series of meetings is entitled to a travel fee of $1,000 as compensation for travel time. If a director is called upon to dedicate a significant amount of time to perform duties above and beyond those described in the Board and committee mandates, the Board may approve additional compensation for the director provided that: (i) the additional compensation amount is approved in advance of the work being completed; and (ii) the additional compensation does not impair the director’s independence, as such term is defined in National Instrument 52-110 — Audit Committees (“NI 52-110”) and under the rules of the NYSE MKT.

2014 Compensation Structure

For 2014, the annual base retainer fee of $120,000 for each director was reduced to $108,000, and the minimum and maximum percentages paid in the form of RSUs were amended from a minimum of 40% and a maximum of 60% to a minimum of 33% and a maximum of 66%.

Securities Ownership Requirements

The Board believes that the economic interests of directors should be aligned with those of shareholders. To achieve this, the Company’s director compensation policy was revised in 2011 and provides that directors are expected hold at least $150,000 in securities of NAP within three years of joining the Board. The minimum holding requirement is calculated based on: (i) the actual price paid per common share acquired; and (ii) the grant value of RSUs. For purposes of transitioning from the 2010 $75,000 securities ownership requirement to the $150,000 requirement effective January 1, 2011, securities held as at January 1, 2011 are deemed to have been purchased at $6.79, being the “market price” (as defined in the TSX Company Manual) of the common shares on the TSX as of December 31, 2010. Unless the RSUs are expiring, directors may not redeem their RSUs if, after the redemption, their ownership of NAP securities would be less than $150,000. As of the Record Date, all of the directors are in compliance with the Company’s securities ownership guidelines.

Compensation of Directors

The following table sets forth all compensation provided to Mr. Douchane and the Company’s non-executive directors for the year ended December 31, 2013.

Director Compensation Table

Name	2013 Committee Memberships(1)	Fees earned ($)	Share-based awards(2) ($)	Option-based awards(3) ($)	All other compensation(4) ($)	Total ($)
Steven R. Berlin	Audit (Chair), GN&C	141,000	48,000	Nil	5,000	194,000
C. David A. Comba	TEH&S (Chair), Audit	130,500	48,000	Nil	2,000	180,500
André J. Douchane	TEH&S	105,000	72,000	Nil	2,000	179,000
Robert J. Quinn	Audit, TEH&S(5)	149,800	67,867	Nil	4,000	221,667
Greg J. Van Staveren	GN&C (Chair), Audit	133,500	98,000	Nil	1,000	232,500
William J. Weymark	GN&C, TEH&S	123,000	48,000	Nil	4,000	175,000

(1)	NAP Committees Legend:

Audit = Audit

GN&C = Governance, Nominating, and Compensation Committee,

TEH&S = Technical, Environment, Heath & Safety Committee

(2)	Includes all RSUs awarded under the RSU Plan outstanding as at December 31, 2013.
(3)	Includes all options under the Stock Option Plan outstanding as at December 31, 2013.
(4)	Reflects compensation for travel time in excess of four hours to attend Board and committee meetings.
(5)	Mr. Quinn’s 2013 committee memberships represent his memberships from January 1, 2013 until October 21, 2013, when he resigned all of his Committee Memberships in order to focus on his role as Chairman of the Board.

Outstanding Option-based Awards and Share-based Awards

The following table provides information for all stock options and share-based awards granted to Mr. Douchane and the Company’s non-executive directors outstanding as at December 31, 2013:

	Option-based Awards					Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)		Option expiration date(1)	Value of unexercised in-the-money options(2) ($)	Number of RSUs that have not vested (#)	Market or payout value of RSUs that have not vested ($)	Market or payout value of vested share based awards not paid out or distributed ($)
Steven R. Berlin	50,000 20,000	$ $	3.22 6.47	December 7, 2017 May 21, 2016	Nil Nil	Nil	Nil	43,928
C. David A. Comba	75,000 20,000 12,500	$ $ $	3.22 6.47 8.40	December 7, 2017 May 21, 2016 June 20, 2014	Nil Nil Nil	Nil	Nil	47,078
André J. Douchane	75,000 20,000 5,000	$ $ $	3.22 6.47 8.40	December 7, 2017 May 21, 2016 June 20, 2014	Nil Nil Nil	Nil	Nil	93,866
Robert J. Quinn	75,000 20,000 12,500	$ $ $	3.22 6.47 8.40	December 7, 2017 May 21, 2016 June 20, 2014	Nil Nil Nil	Nil	Nil	57,574
Greg J. Van Staveren	75,000 20,000 5,000	$ $ $	3.22 6.47 8.40	December 7, 2017 May 21, 2016 June 20, 2014	Nil Nil Nil	Nil	Nil	76,903
William J. Weymark	75,000 20,000 7,500	$ $ $	3.22 6.47 8.87	December 7, 2017 May 21, 2016 January 14, 2015	Nil Nil Nil	Nil	Nil	43,928

(1)	Stock options were granted between June 23, 2003 and December 8, 2009. No stock options have been granted to non-executive directors since December 8, 2009.
(2)	The “Value of unexercised in-the-money options” figures reflect the aggregate dollar amount of (vested and unvested) in-the-money unexercised options held at the end of the year. The amount is calculated based on the difference between the closing price of the common shares on the TSX on December 31, 2013, which was $0.68, and the exercise price of the options.

Incentive Plan Awards — Value Vested or Earned During 2013

The following table sets forth for Mr. Douchane and each non-executive director the value that would have been realized if the options granted under the Stock Option Plan had been exercised on their vesting date and the value realized upon vesting of RSUs during the year ended December 31, 2013:

Name	Option-based Awards — Value vested during the year ($)	Share-based Awards (RSUs) — Value vested during the year ($)
Steven R. Berlin	Nil	48,000
C. David A. Comba	Nil	48,000
André J. Douchane	Nil	72,000
Robert J. Quinn	Nil	67,867
Greg J. Van Staveren	Nil	98,000
William J. Weymark	Nil	48,000

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Mr. Quinn is a director of Mercator Minerals Ltd. (“Mercator”). On November 8, 2011, an order was issued by the SEC revoking the registration of Mercator’s common shares in the United States for failing to file periodic reports. On November 8, 2011, Mercator filed a Form 40-F registration statement with the SEC to re-register Mercator’s common shares in the United States. The Form 40-F registration statement became effective on January 9, 2012.

Mr. Van Staveren’s consulting company, Strategic Financial Services, provided the part-time services of Mr. Van Staveren to act as the Chief Financial Officer of Starfield Resources Inc. (“Starfield”) from September 14, 2007 to March 23, 2012. Approximately one year after the termination of this agreement, on March 7, 2013, Starfield filed a Notice of Intention to Make a Proposal pursuant to the provisions of Part III of the Bankruptcy and Insolvency Act (Canada).

Directors’ and Officers’ Liability Insurance

The Company maintains conventional D&O and Side-A difference in conditions liability insurance policies to provide insurance against possible liabilities incurred by directors and officers in their capacity as directors and officers of the Company. The premium for these policies for the insurance period from November 1, 2013 to November 1, 2014 is US$209,984. The policies provide coverage of up to US$35 million per policy period. There is no deductible for claims against directors and officers where indemnity is not provided by the Company and a US$500,000 deductible for claims against directors and officers where indemnity is provided by the Company or if the claim is solely against the Company for securities claims. The Side-A difference in conditions insurance provides stand alone and direct coverage to directors and officers in circumstances where corporate indemnities and conventional D&O policies do not respond.

In accordance with the provisions of the CBCA, the Company’s by-laws provide that the Company will indemnify a director or officer, a former director or officer, or a person who acts or acted at the Company’s request as a director or officer or an individual acting in a similar capacity for a related entity, and its heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party by reason of being or having that association with the Company or such other entity, if (i) the individual acted honestly and in good faith with a view to the best interests of the Company or the other entity, as the case may be, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. Upon such indemnification, the Company may recover against its insurance policy to the full extent permitted by law, subject to a deductible of US$500,000.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Company and the Board recognize the importance of corporate governance to the effective management of the Company and to the protection of its employees and shareholders. The following is a description of the Company’s corporate governance practices.

Steven R. Berlin and C. David A. Comba will be retiring from the Board this year, and will not be standing for re-election at the Meeting. The Company would like to thank Messrs. Berlin and Comba for their dedication and commitment, and for providing the Board with valuable insight and perspective during their terms. Mr. Comba has agreed to provide consulting services to the Company following his retirement.

Two new directors have been nominated for election at the Meeting: Mr. Alfred L. Hills and Mr. John W. Jentz. These nominees were identified through a rigorous search and selection process overseen by our Corporate Goverannce, Nominating, and Compensation Committee.

Independence of the Board

The Board has determined that a majority of the director nominees (five of six), Messrs. Hills, Jentz, Quinn (Chairman since March 2013), Van Staveren and Weymark, are independent within the meaning of National Instrument 58-101 — Disclosure of Corporate Governance Practices (“NI 58-101”). Under NI 58-101, a director is considered to be independent if he or she has no direct or indirect material relationship with the Company. A “material relationship” is a relationship which could, in the view of the Company’s board of directors, be reasonably expected to interfere with the exercise of a member’s independent judgement. In addition, certain individuals are deemed, for the purposes of NI 58-101, to have material relationships with the Company, including any individual who has been an employee or executive officer of the Company within the last three years.

As of the date of this Circular, Mr. Douchane is not considered to be independent, as he acted as the Interim Chief Executive Officer of the Company from September 2012 until March 2013. Upon departure of former Chief Executive Officer Mr. Biggar in September 2012, the Board asked Mr. Douchane to assume the role of Interim Chief Executive Officer while an executive search for a new, permanent Chief Executive Officer was conducted. The Board determined that Mr. Douchane was the most-qualified person to serve as Interim CEO for several reasons: he is a seasoned mining executive with over 40 years of experience in the mining industry with expertise in mine engineering and executive management; and he has in-depth knowledge and familiarity with the Company from serving as the Company’s President and Chief Executive Officer from April 2003 until January 2006, as Director since 2003, and as non-Executive Chairman of the Board since 2006.

The Board fosters independence from management of the Company by regularly excusing management (and Mr. Douchane, while he assumed the role of Interim Chief Executive Officer) at the end of most Board meetings to facilitate more candid discussions. In 2013, the Board and the Audit Committee each held nine and three in-camera sessions, respectively, where only independent directors were present. The Board provides leadership opportunities to its independent directors through committee chairman appointments and by providing independent directors with the opportunity to recommend agenda items for consideration at Board meetings.

Chairman

Mr. Quinn was appointed Independent Lead Director on November 7, 2012 and Chairman on March 4, 2013. The Board meetings and the independent sessions have been presided over by Mr. Quinn, initially in his capacity as the Independent Lead Director and, since March 4, 2013, in his capacity as Chairman. As Independent Lead Director and Chairman, Mr. Quinn’s responsibilities include carrying the full authority to call Board meetings, set the agenda, approve meeting materials, engage with shareholders and ensure that the Board successfully performs its duties.

Given the foregoing, the Board believes it is independent of management.

Board and Committee Meetings Attendance

In 2013, the Board held 26 meetings and the standing committees held, in aggregate, 15 meetings including an annual mine site trip conducted by the Technical, Environment, Health and Safety Committee to review the operations and meet directly with mine site personnel. (See also “Orientation and Continuing Education” below.)

The following table describes the attendance records at Board and committee meetings for each director in 2013.

Director	Board Meetings	Audit Committee Meetings	Governance, Nominating and Compensation Committee Meetings	Technical, Environment, Health and Safety Committee
Steven R. Berlin	25 of 26	4 of 4	7 of 7	N/A
C. David A. Comba	26 of 26	4 of 4	N/A	4 of 4
André J. Douchane(1)	24 of 26	N/A	N/A	4 of 4
Robert J. Quinn(2)	26 of 26	3 of 3(3)	N/A	3 of 3(3)
Greg J. Van Staveren	25 of 26	4 of 4	7 of 7	N/A
William J. Weymark	23 of 26	N/A	7 of 7	4 of 4

(1)	Mr. Douchane was appointed Interim Chief Executive Officer of the Company, effective September 30, 2012. Mr. Douchane stepped down as Chairman of the Board in March 2013 but continued to serve as a director.
(2)	Mr. Quinn was appointed Independent Lead Director of the Board on November 7, 2012 and was appointed Chairman of the Board on March 4, 2013.
(3)	On October 21, 2013 Mr. Quinn resigned as a member of the Audit Committee and the Technical, Environment, Health and Safety Committee in order to focus his efforts on the role of Chairman of the Board. He attended all the meetings of the Audit Committee and the Technical, Environment, Health and Safety Committee occurring in 2013 that he was entitled to attend.

Mandate of the Board of Directors

The Board has a written mandate, the full text of which is included in this Circular as Appendix “I”. In fulfilling its mandate, the Board, among other matters, is responsible for: reviewing the Company’s overall business strategy and its annual business plan; identifying principal risks and implementing systems to manage those risks; assessing management’s performance against approved business plans and industry standards; appointing officers and reviewing succession planning; developing a communication policy for the Company’s shareholders; and overseeing the integrity of internal control and management information systems.

Board meetings are held at least once per quarter, and at each meeting there is a review of the business of the Company. The frequency of meetings and the nature of the Board and committee items considered vary depending on the activities and priorities of the Company. In 2013, the Board met 26 times.

Interests of Directors in Competing Businesses

From time to time, potential conflicts may arise to which the directors of the Company are subject in connection with the business and operations of the Company. The individuals concerned are governed by applicable law and the Company’s Code of Conduct (defined below). As of the date hereof, the following directors of the Company hold positions with other companies that explore for or produce platinum group metals or have other business interests, which may potentially conflict with the interests of the Company:

•	Mr. Comba was first appointed in May 2004, and continues to serve as a director of First Nickel Inc., a TSX-listed company. First Nickel Inc. is involved in the mining of nickel/copper with recoverable PGEs in Sudbury, Ontario and explores for similar nickel/copper deposits in north-eastern and south-eastern Ontario.

Position Descriptions

The Board has written descriptions of the duties of each of the Chairman of the Board, the President and Chief Executive Officer and the Independent Lead Director as well as written charters for each standing committee. The chair of each committee presides at all meetings of the committee, is responsible for ensuring that the work of the committee is well organized and proceeds in a timely fashion and reports on the activities of the committee to the Board. The role and responsibilities of the chair of each committee of the Board is to effectively manage and provide leadership to the committee in the performance of its duties as set out in the committee’s written charter.

Orientation and Continuing Education

The Governance, Nominating and Compensation Committee is responsible for overseeing the development and implementation of orientation programs for new directors and continuing education for all directors. New members to the Board will possess considerable knowledge of their duties and obligations as a director through their work experience and membership on boards of directors of other issuers. The Committee is responsible for ensuring that new members are provided with the necessary information about the Company, its business and the factors that affect its performance.

The Company maintains a collection of director orientation materials, which include a Board governance manual, a Board mandate and mandates of the Board’s committees. A copy of such materials is given to each director and is available on a board web portal. The materials are updated as required.

As required, the Company’s General Counsel circulates materials and provides verbal updates to the Board on issues of importance, covering topics such as corporate governance, securities law, litigation precedents, fiduciary duties of directors, and developments specific to the mining industry. In addition, the Company provides extensive reports on all operations to the directors at each quarterly Board meeting and conducts site tours for the directors.

The Committee conducts an annual assessment to help identify opportunities for continuing Board and director development.

Code of Conduct

On May 23, 2014, the Board adopted a revised code of conduct for its employees, officers and directors (the “Code of Conduct”), a copy of which is available on the Company’s website at www.nap.com. Under the Code of Conduct and the Company’s Whistleblower Policy (as explained below), all employees, officers and directors are required to report complaints or concerns regarding accounting, internal controls and auditing matters, non-compliance with the Code of Conduct, and unethical or illegal behaviour.

All of the Company’s directors, officers and employees are expected to be familiar and comply with the Code of Conduct in the daily performance of their duties with the Company.

The Company strives to foster a business environment that promotes integrity and deters unethical or illegal behaviour. The Code of Conduct sets out the guidelines and principles that govern the Company’s business conduct, including the standards expected of individuals in protecting the Company’s assets from improper use, safeguarding the Company’s proprietary and confidential information, conducting business dealings in a manner that preserves the Company’s integrity and reputation, and complying with all applicable laws.

The Code of Conduct strongly encourages all individuals to make full and timely disclosure of any actual or potential conflicts of interest to provide an opportunity to obtain advice and to resolve actual or potential conflicts of interests in a timely and effective matter. In the case of directors and officers, the Code of Conduct requires any potential conflicts of interest to be disclosed in writing to the Board.

Specific management representatives have been designated for each office and site for handling communications regarding non-compliance with the Code of Conduct and unethical or illegal behaviour. If a management representative concludes that a complaint or concern might be covered by the Company’s Whistleblower Policy, the complaint or concern must be reported to the Company’s General Counsel. Reports may also be made directly to the Company’s General Counsel by telephone, in writing, by email or by confidential fax.

The Board has also adopted a Whistleblower Policy to provide employees of the Company with a process for disclosing complaints or concerns regarding perceived or suspected: (i) questionable accounting, internal controls or auditing processes; (ii) non-compliance with the Code of Conduct; and (iii) unethical or illegal behaviour. The Whistleblower Policy outlines the process for reporting a complaint or concern, as well as who will deal with complaints and how each complaint is expected to be handled. The Whistleblower Policy allows employees to report concerns anonymously through a website or by telephone via a toll free number, both of which are administered by an independent third party service provider. Complaints submitted to the third party service provider are communicated to the Chair of the Audit Committee, who will either refer the matter to the Company’s General Counsel or, if it relates to questionable accounting, internal controls or auditing processes, to the Audit Committee.

Board Committees

The Board has three standing committees: (i) the Audit Committee; (ii) the Governance, Nominating and Compensation Committee; and (iii) the Technical, Environment, Health and Safety Committee. The duties and responsibilities of each of the committees are described below.

From time to time, ad hoc committees of the Board may be constituted to deal with special requirements of the Company.

Audit Committee

During 2013, the Audit Committee was comprised of Messrs Berlin (Chairman), Comba, Quinn and Van Staveren, each of whom are independent as such term is defined in NI 52-110 and are financially literate. In October of 2013, Mr. Quinn resigned from the Audit Committee in order to focus his efforts on his role as Chairman. Messrs. Berlin and Comba will retire from the Board at the Meeting.

It is anticipated that following the Meeting, the Audit Committee will be comprised of Messrs. Van Staveren (Chairman), Hills, and Jentz, each of whom are independent. Each of the members has the requisite qualifications to serve on the Audit Committee. Mr. Van Staveren has a CA and a CPA designation and was a former partner at KPMG, Mr. Hills has extensive management and board experience in the mining industry, and Mr. Jentz has a CA and CPA designation.

The Audit Committee meets with the Company’s auditors before the submission of audited annual financial statements to the Board and otherwise as deemed necessary. The Audit Committee is responsible for assessing the performance of the Company’s auditors and for reviewing the Company’s financial reporting and internal controls. The Audit Committee has adopted a mandate, ratified by the Board, which describes the roles and responsibilities of the members of the Audit Committee. The text of the Audit Committee’s charter can be found under the heading “Audit Committee Mandate” in the Company’s most recently filed Annual Information Form, which is available on SEDAR at www.sedar.com.

In 2013, the Audit Committee held four meetings.

The aggregate fees charged to the Company by the external auditors for the years ended December 31, 2013 and December 31, 2012 are as follows:

Nature of Services	Fees Paid to Auditor in Year Ended December 31, 2013 ($)	Fees Paid to Auditor in Year Ended December 31, 2012 ($)
Audit Fees (1)	508,500	543,282
Audit-Related Fees (2)	49,000	67,000
Tax Fees (3)	73,600	63,812
All Other Fees (4)	Nil	Nil
TOTAL	631,100	674,094

(1)	“Audit Fees” include fees necessary to perform the annual audit and any quarterly reviews of the Company’s financial statements. This includes fees for the review of tax provisions and for accounting consultations on matters reflected in the financial statements. This also includes audit or other attest services required by legislation or regulation, such as comfort letters, consents, reviews of securities filings and statutory audits.
(2)	“Audit-Related Fees” include fees for Company’s financial statements and that are not included in “Audit Fees”.
(3)	“Tax Fees” include fees for professional services rendered by the Company’s auditors for tax compliance, tax advice and tax planning.
(4)	“All Other Fees” include fees for products and services provided by the Company’s auditors other than the services included in “Audit Fees”, “Audit-Related Fees” and “Tax Fees”.

Governance, Nominating and Compensation Committee

During 2013, the Governance, Nominating and Compensation Committee was comprised of Messrs. Van Staveren (Chairman), Berlin and Weymark, each of whom are independent. Mr. Berlin will retire from the Board at the Meeting.

It is anticipated that following the Meeting, the Governance, Nominating and Compensation Committee will comprise of Messrs. Weymark (Chairman), Van Staveren and Quinn.

The Committee is charged with assisting the Board in fulfilling its oversight responsibilities to ensure that the Company has an effective corporate governance regime. In furtherance of this role, the Committee (i) formulates formal guidelines on corporate governance to provide appropriate guidance to the Board and the directors as to their duties; (ii) ensures that such guidelines, once adopted by the Board, are implemented and that the directors and the Board as a whole comply with such guidelines; (iii) reviews such guidelines annually and recommends changes when necessary or appropriate; and (iv) assesses the size, composition and dynamics of the Board and reports to the Board with respect to appropriate candidates for nomination to the Board.

As a whole, the Committee is comprised of directors who have the necessary education and experience to carry out and improve the Company’s human resources and executive compensation strategy. In particular, Mr. Weymark is a director of several private companies and has extensive experience in human resources and currently provides consulting services to businesses in the private equity, construction and resources sectors. Mr. Van Staveren is a former independent director of MacMillan Minerals Inc. and provides consulting services to public and private companies. Mr. Quinn has had extensive management and board experience in the mining industry.

The Committee also considers the adequacy and form of compensation of directors and makes recommendations to the Board. The Committee oversees periodic, independent reviews of director compensation of comparable companies and the responsibilities and risks involved in being an effective director, in assessing realistic compensation levels for the directors of the Company. See also “Executive Compensation — Role of the Governance, Nominating and Compensation Committee Copy” and “— Compensation Benchmarking.”

In 2013, the Governance, Nominating and Compensation Committee held seven meetings.

When a vacancy on the Board occurs or is anticipated, the Committee conducts an extensive search for candidates with suitable qualifications, skills and experience based on the evolving needs of the Company and on the qualifications, skills and experience of the remaining directors. Suitable candidates are contacted and, if interested, interviewed by the Committee and a recommendation is then made to the Board. The Board then interviews the candidate before making a decision to appoint a candidate or nominate him or her for election to the Board.

In light of Messrs. Berlin and Comba’s retirement as directors at the Meeting, the Committee undertook a rigourous search and selection process to identify new nominees with the requisite skill sets to stand for election as directors at the Meeting. Along other things, the Committee took into consideration the current areas of expertise of the incumbent directors, the desired skills and areas of expertise vis a vis the Company’s business plan, and the relevant skills, education and experience of the candidates.

Technical, Environment, Health and Safety Committee

During 2013, the Technical, Environment, Health and Safety Committee was comprised of Messrs. Comba (Chairman), Douchane, Quinn and Weymark. In October of 2013, Mr. Quinn resigned from the Committee in order to focus his efforts on his role as Chairman. Mr. Comba will retire from the Board at the Meeting.

It is anticipated that following the Meeting, the Technical, Environment, Health and Safety Committee will be comprised of Messrs. Douchane (Chairman), Weymark and Hills. The Committee will be comprised of two independent directors, Messrs. Weymark and Hills, and one non-independent director, Mr. Douchane.

The purpose of the Technical, Environment, Health and Safety Committee is to assist the Board in its oversight of operational risks, as well as on matters concerning the environment, health and safety, exploration, mining, metallurgy and other technical issues.

In 2013, the Technical, Environment, Health and Safety Committee held four meetings.

Special Committee

In January of 2014, a Special Committee was formed to assist the Board with reviewing strategic alternatives, including financing or a recapitalization transaction. The Special Committee was comprised of Messrs. Van Staveren (Chairman), Quinn and Douchane.

In 2014, the Special Committee held five meetings, and was concluded in May of 2014.

Assessments

The Board as a whole is responsible for assessing its own performance. On an annual basis, directors participate in a formal and confidential Board evaluation process to assess the effectiveness of the Board, its committees and individual directors. In 2013, the Board conducted a confidential survey encompassing key Board and committee activities, in addition to a Director peer assessment whereby each Director was given the opportunity to evaluate the effectiveness of the Board and its committees.

In addition, the Governance, Nominating and Compensation Committee annually examines the size of the Board and the effectiveness and contribution of the individual directors. The effectiveness of each committee of the Board is also considered annually by the Committee during deliberations on recommendations for proposed committee nominations.

Based on these assessments, the Committee believes that the size of the Board and the qualifications, skills and experience of the Board members are appropriate to effectively carry out the duties and responsibilities of the Board.

EXECUTIVE COMPENSATION

Compensation Committee Report

NAP’s approach to executive compensation is designed with the following objectives in mind:

•	Aligning the interests of executives with the short-term and long-term interests of shareholders;

•	Linking executive compensation to the performance of both the Company and the individual;

•	Emphasizing variable compensation to reinforce pay-for-performance through achievement of current year corporate objectives and progressing longer-term strategies; and

•	Compensating executives at a level and in a manner that ensures NAP is capable of attracting, motivating and retaining qualified personnel.

2013 Compensation Decisions

2013 was a year of transition as the operations completed the development work related to the new shaft infrastructure and transitioned into a new and deeper mining area in the Offset Zone. During 2013, the Company:

•	Produced 135,158 ounces of payable palladium at the Lac des Iles mine at a cash cost per ounce (net of byproduct credits) of $US560;

•	Completed construction of the new shaft and commenced shaft commissioning;

•	Welcomed a new senior exective team and undertook a detailed review of its business strategy and longer term mine plan;

•	Filled management roles and improved key technical skill sets; and

•	Established new standards to enhance operating performance, accountability and cost controls.

Despite the significant milestones achieved, including completion of a major development project, 2013 was a challenging year for NAP and the broader mining industry. The transition phase of the shaft commissioning and conversion to Offset Zone mining resulted in lower production volumes than anticipated, which negatively impacted revenue resulting in a need for additional cash for working capital purposes, during a period when sector challenges made capital scarce and expensive. Despite this, the Company accomplished a significant milestone in completing the new shaft and implementing new standards such that operations are off to a good start in 2014.

In determining executive compensation for 2013, the Governance, Nominating and Compensation Committee took into consideration corporate performance and individual performance. Although individual performance of our executives met 2013 performance objectives on a number of fronts, corporate performance had its mixture of successes and challenges including poor share price performance.

NAP’s approach to executive compensation is described in greater detail below under “Compensation Discussion and Analysis”.

Role of the Governance, Nominating and Compensation Committee

In 2013, the Governance, Nominating and Compensation Committee (the “Committee”) was comprised of Messrs. Van Staveren (Chair), Berlin, and Weymark.

One of the roles of the Committee is to undertake periodic, independent reviews of market conditions to ensure that the executive officers of the Company are paid competitively relative to other comparable participants in the industry. When deemed necessary, the Committee may call upon outside resources to assist with these reviews and to ensure that the executive compensation packages available to executive officers are sufficient, without being excessive, to retain the existing complement of executive officers and to recruit others into this group as an integral part of facilitating and sustaining the advancement of the Company’s strategic objectives and its ongoing operations. Similarly, the Committee reviews and ensures that the directors’ compensation packages are competitive in light of the responsibility and the time commitment required from directors relative to other comparable participants in the industry. Based on such reviews, the Committee makes recommendations to the Board with respect to changes to executive compensation and director compensation. For more information regarding this Committee, see “Statement of Corporate Governance Practices — Governance, Nominating and Compensation Committee” in this Circular.

In assessing 2013 performance and determining appropriate compensation levels, the Committee considered, among other things: safety, operating expenditures, capital expenditures, production, completion of shaft commissioning, exploration success and individual objectives.

Compensation Benchmarking

Due to the departure of the Company’s Chief Executive Officer in late 2012 and Chief Financial Officer in early 2013, the Committee and the Board elected not to conduct a review of executive compensation at the end of 2012. In 2013, the Company welcomed a new Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer. During the recruitment process, a review of compensation levels was undertaken by the Committee. At the end of 2013, the Committee engaged Mercer to provide an overview of trends in executive compensation. The Committee and the Board elected to keep executive compensation essentially unchanged in 2014.

The following table provides the fees paid by the Company for services rendered by Mercer in 2012 and 2013(1):

Type of Service Provided	2013	2012
Executive Compensation-Related Fees	9,656	Nil
All Other Fees	2,283	Nil
Total Annual Fees:	11,938	Nil

(1)	The table does not include fees paid to Marsh Canada Limited (an affiliate of Mercer) for insurance brokerage services. The Company paid Marsh Canada Limited $75,000 and $85,000 for insurance program premiums and costs in 2013 and 2012, respectively.

COMPENSATION DISCUSSION AND ANALYSIS

The primary focus of the Company’s compensation strategy is to provide a comprehensive executive compensation package designed to attract and retain executive officers while taking into consideration the overall strategies and objectives of the Company. The compensation strategy also recognizes the importance of balancing the financial interests and objectives of executive officers and other members of senior management with the financial interests and objectives of shareholders.

The Company’s compensation policy in respect of executive compensation features three major measurement indicia:

•	Performance of the Company;

•	Performance of the employee; and

•	Compensation paid to employees with similar responsibilities and experience in comparable companies.

The performance of the Company is evaluated by comparing its performance against targeted performance for a given period and by ascertaining whether the Company met its objectives. The performance of the employee is measured by evaluating the individual’s contribution to the performance of the Company in respect of corporate objectives as well as role-specific objectives and leadership factors. The amount of bonuses paid to the Named Executive Officers for 2013 was based on each Named Executive Officer’s performance against his or her short-term incentive plan (“STIP”) objectives. See “Short-term Incentives” below. With respect to executive compensation, significant emphasis is placed on awarding a proper compensation mix, including cash remuneration in the form of competitive base salaries, annual bonuses, and long-term incentives in the form of stock options and RSUs.

Elements of Executive Compensation

Compensation of our Named Executive Officers includes the following components:

•	Base salary;

•	Short-term incentives; and

•	Long-term incentives.

The sum of these three compensation components equals total direct compensation (as such term is defined in Form 51-102F6 – Statement of Executive Compensation). See “Compensation of Named Executive Officers” below.

Compensation Mix

The Committee believes that the three compensation elements, when combined, form an appropriate mix of compensation. The elements provide competitive salary, link executive compensation to corporate and individual performance (which rewards behaviour that creates long-term value for shareholders and other stakeholders), and encourage retention with time-based vesting attached to long-term incentives.

For the Company’s Named Executive Officers, the compensation mix is established with an emphasis on variable (or “at risk”) pay, which is not guaranteed, including a strong equity-linked component. The total value is weighted towards “at-risk” variable compensation, which is based on performance and ties total direct compensation to the achievement of current and longer-term corporate objectives and strategies.

The Company also has a maximum limit of one and a half (1.5) times target on payouts under the STIP.

2013 Total Direct Compensation

Base Salary

Base salaries are reviewed on an annual basis for each Named Executive Officer and adjusted where it is deemed necessary. In order to ensure that base salaries are competitive relative to similar positions within the mining industry in Canada, industry salary surveys are reviewed. Other considerations taken into account when examining base salaries include: years of experience, the contribution which the Named Executive Officer can make and has made to the success of the Company, the level of responsibility and authority inherent in the Named Executive Officer’s job, and leadership qualities of the individual.

Short-term Incentives

The Company has a STIP developed by the Committee and approved by the Board, pursuant to which the Named Executive Officers are eligible for an annual bonus calculated as a percentage of their annual base salary if certain performance criteria prescribed by the STIP are satisfied. Short-term incentives for Named Executive Officers are based on two factors, namely (i) the achievement of specific corporate objectives, and (ii) the executives’ individual performance. In 2013, the weighting for each element was 60% and 40% respectively for the Chief Executive Officer, and 50% and 50% respectfully for the Chief Operating Officer and Chief Financial Officer. The evaluation of NAP’s corporate performance is based on achievement of specific targets such as safety, operating expenditures, capital expenditures, production, completion of development projects, and exploration success. The individual performance component is more subjective and is based on individual goals established at the beginning of the year for each executive, which are linked to the achievement of the Company’s goals.

NAP’s incentive compensation policy provides for targets for short-term incentive compensation as a percentage of base salary of 100% for the Chief Executive Officer, 60% for the Chief Operating Officer and 50% for the Chief Financial Officer. These targets are then multiplied by a performance factor (ranging from 0.7 to 1.2) to arrive at a final bonus as a percentage of salary. The performance factor is designed to provide the flexibility to recognize exceptional performance of an executive and is determined by the Committee with respect to the Chief Executive Officer, and jointly by the Committee and the Chief Executive Officer for the remaining Named Executive Officers. The performance factor, together with the targets, create a limit (the “maximum permissible bonus”) on the annual incentive compensation as a percentage of base salary. The following formula demonstrates how bonuses are calculated:

[(Corporate Component x x%) + (Individual Component x Y%)]

x Executive Target Percentage x Performance Factor

= Bonus as a Percentage of Salary

x and Y vary depending on the Executive’s position, and equal 100%

The most significant performance factors underlying 2013 corporate objectives were operating expenditures, capital expenditures, production, and completion of shaft commissioning. Although the Company met its revised expenditure and production targets and completed construction of the new shaft, the corporate performance fell short of internal targets due to delays in completing shaft construction and commissioning.

Ultimately, the Committee uses its discretion at the end of the year when comparing actual achievements against the performance criteria prescribed by the STIP. The Committee believes that rigid formulas can occasionally lead to an unwarranted result that does not accurately reflect performance and believes that the discretion of the Board should be the ultimate determinant of final, overall compensation within the context of pre-determined guidelines. The Named Executive Officers received short-term incentive compensation significantly below target. See “Summary Compensation Table” in this Circular for actual bonus amounts paid to Named Executive Officers for 2013, as set out under the “Non-equity incentive plan compensation — Annual incentive plans” column of the table.

Long-term Incentives

Long-term incentives such as stock options and RSUs are a means of aligning the compensation of executive officers with the performance of the Company and the interests of shareholders. Factors taken into account in determining whether to grant stock options or RSUs to an executive officer and in determining the number of stock options or RSUs granted include: the relative position of the individual executive officer, the contribution made by that officer during the review period, the number of stock options or RSUs previously granted, and the resulting level of total compensation in relation to the executive officer’s counterparts in the mining industry. Executive officers may also participate in the Company’s RRSP Plan, under which the Company makes matching contributions on behalf of the employee in, at the Company’s discretion, cash, common shares issued from treasury, or a combination thereof. See “Appendix II—Equity Compensation Plans” in this Circular.

In 2013, the Company welcomed a new Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer. The stock option and RSU grants recommended to and approved by the Board include employment inducements issued as part of hire-on and the desire to align management interests with the interests of shareholders.

Compensation Risk Management

The Company’s compensation program is structured in a way that does not encourage excessive risk-taking by employees. Performance targets are designed to measure a mixture of financial and non-financial measures and to balance short-term and longer-term objectives. No single metric or objective can significantly impact executive compensation in a given year.

The compensation mix between base salary and at-risk pay (short-term and long-term incentives), and the balance between short-term (paid in cash) and long-term incentives (paid in stock options and RSUs), are designed to ensure that executive officers do not take inappropriate or excessive risks in the performance of their duties. Before recommending the compensation mix to the Board, the Committee undertakes an annual review of the compensation policies and programs and considers the implications and risks associated with such policies and programs. Based on its most recent review, the Committee did not identify any risks from the compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. In addition to the Committee’s recommendations, the Board considered the results from Mercer’s market review of compensation programs and practices.

The Committee believes that all of the above helps to ensure that the Company’s executive compensation program motivates executive officers without encouraging them to take inappropriate or excessive risk.

Policy Against Hedging

The Company prohibits directors and officers from trading or entering into arrangements involving derivative instruments, securities or other arrangements designed to hedge or offset decreases in the market value of the Company’s securities held by them, as such arrangements could reduce the risk of equity ownership by directors and officers and negate the alignment of interests of directors and officers with those of shareholders.

Performance Graph

The following graph compares the total cumulative shareholder return for $100 invested in common shares on January 1, 2009 with the cumulative total return of the S&P/TSX Composite Index and the S&P/TSX Global Mining Index for the five most recently completed financial years. The total cumulative shareholder return for $100 invested in common shares was $32.58 compared to $175.61 for the S&P/TSX Composite Index and $120.15 for the S&P/TSX Global Mining Index.

	Jan 1, 2009	Dec 31, 2009	Dec 31, 2010	Dec 31, 2011	Dec 31, 2012	Dec 31, 2013
NAP Share Price (TSX)	$100.00	$166.06	$311.76	$118.10	$60.63	$32.58
S&P/TSX Composite Index	$100.00	$135.05	$158.83	$145.00	$155.42	$175.61
S&P/TSX Global Mining Index	$100.00	$155.34	$198.15	$148.71	$146.01	$120.15

The S&P/TSX Composite Index is an index of the share prices of the largest companies on the TSX as measured by market capitalization. Stocks included in this index cover all sectors of the economy, and the S&P/TSX Composite Index has traditionally been heavily weighted towards financial stocks. The S&P/TSX Global Mining Index is comprised of the world’s leading mining companies with holdings and projects all over the globe. Stocks included in this index provide diverse geographic exposure to mining companies and broad exposure to metals and minerals. As such, it is difficult to directly compare our NEO compensation with the trends reflected in the graph above.

The Company is of the view that compensation levels for the Named Executive Officers cannot and should not be directly compared to year-over-year relative share price performance. Global commodity prices and general market conditions are significant factors affecting the Company’s share price and these are beyond the control of the Company’s officers.

The Company’s executive compensation package is designed to attract and retain top quality managers for the longer-term to manage and grow the business through both adverse and favourable economic cycles. In 2013, a significant portion of Named Executive Officer compensation is based on long-term incentives with the ultimate value received tied directly to the Company’s share price performance.

Compensation of Named Executive Officers

The following table sets forth all annual and long-term compensation for services in all capacities to the Company and its subsidiaries for each of the past three fiscal years ended December 31, 2013 in respect of the Named Executive Officers.

Summary Compensation Table

					Non-equity incentive plan compensation
Name and principal position	Year	Salary ($)	Share- based awards(1) ($)	Option- based awards(2) ($)	Annual incentive plans(3) ($)	Long-term incentive plans ($)	All other compensation(4) ($)	Total compensation ($)
Phil du Toit(5)	2013	384,615	Nil	435,439	200,000	Nil	14,273	1,034,328
President & Chief	2012	—	—	—	—	—	—	—
Executive Officer	2011	—	—	—	—	—	—	—

André J. Douchane(6)	2013	Nil	85,000	Nil	Nil	Nil	Nil	85,000
Interim Chief	2012	Nil	65,000	Nil	Nil	Nil	Nil	65,000
Executive Officer	2011	—	—	—	—	—	—	—

Dave Langille(7)	2013	309,167	Nil	181,359	130,000	Nil	24,564	645,089
Chief Financial Officer	2012	—	—	—	—	—	—	—
	2011	—	—	—	—	—	—	—

Jeffrey A. Swinoga(8)	2013	6,577	Nil	Nil	Nil	Nil	733	7,310
VP, Finance & Chief	2012	285,000	Nil	Nil	Nil	Nil	21,908	306,908
Financial Officer	2011	285,000	Nil	287,212	40,000	Nil	22,051	634,263

Jim Gallagher(9)	2013	93,750	Nil	311,658	55,000	Nil	6,849	467,257
Chief Operating	2012	—	—	—	—	—	—	—
Officer	2011	—	—	—	—	—	—	—

Tess Lofsky	2013	220,000	30,000	89,398	140,000	Nil	21,554	500,953
VP, General Counsel &	2012	142,500	Nil	33,164	15,000	Nil	8,679	199,343
Corporate Secretary	2011	130,000	Nil	Nil	19,500	Nil	7,840	157,340

Kevin Small(10)	2013	210,127	25,800	51,554	Nil	Nil	143,737	431,218
Director, Technical	2012	215,000	Nil	33,164	25,800	Nil	13,130	287,094
Services	2011	93,125	40,000	55,969	37,188	Nil	Nil	226,282

(1)	The “Share-based awards” figures reflect the grant date fair value of RSUs granted under the Company’s RSU Plan. Grant date fair value for each RSU is equivalent in value to the fair market value of the weighted average trading price per common share on the TSX for the five trading days immediately preceding the date of the grant, and adjusted to reflect changes in market value until the date of redemption.
(2)	The “Option-based awards” figures reflect the fair value of options granted in accordance with the Company’s Stock Option Plan on the grant date. The fair value of these options on their grant date is calculated by using the Black-Scholes option valuation model. The Black-Scholes option valuation is determined using the expected life of the stock option, expected volatility of the common share price, expected dividend yield, and risk-free interest rate. The Company assigns an exercise price equivalent to the value of one common share on the TSX on the date immediately preceding the date of the grant. The assumptions used in the valuation are based on an actual term of five years and a vesting period of three years. IFRS 2 requires recognition in the Company’s financial statements of an expense for option awards using the fair value method of accounting. Under this method, the fair value of an award at the grant date is amortized over the applicable vesting period and recognized as a compensation expense.
(3)	The “Annual incentive plans” figures reflect the bonuses paid to each Named Executive Officer based on his or her performance in 2013 (see “Compensation Discussion and Analysis — Elements of Compensation”).
(4)	The “All other compensation” figures consist of premiums paid for health insurance, life insurance, RRSP contributions, fitness benefits, and severance payments for Named Executive Officers.
(5)	Mr. du Toit assumed the role of President and Chief Executive Officer of the Company effective March 25, 2013.
(6)	Mr. Douchane assumed the role of Interim Chief Executive Officer of the Company from September 30, 2012 to March 25, 2013. Mr. Douchane received RSUs valued at $85,000 as compensation for his role as Interim Chief Executive Officer in 2013. See “Board of Directors Compensation — Director Compensation Table” below for details on Mr. Douchane’s remuneration as a director.
(7)	Mr. Langille assumed the role of Chief Financial Officer of the Company effective January 22, 2013.
(8)	Mr. Swinoga resigned as Vice President, Finance and Chief Financial Officer of the Company effective January 4, 2013.
(9)	Mr. Gallagher assumed the role of Chief Operating Officer of the Company effective October 1, 2013. For a portion of the options granted to Mr. Gallagher vesting is contingent upon the achievement of certain Key Performance Indicators.
(10)	Mr. Small’s employment terminated on December 6, 2013.

In addition to the amounts outlined in the Summary Compensation Table above, $581,250 was paid to the Company’s former President & Chief Executive Officer, Bill Biggar, in 2013 in respect of consulting services to the Company ending in September of 2013.

Outstanding Share-based Awards and Option-based Awards

The following table sets forth the options to purchase securities and RSUs of the Company granted to Named Executive Officers outstanding as at December 31, 2013.

	Option-based Awards(1)				Share-based Awards(2)
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options(3) ($)	Number of RSUs that have not vested (#)	Market or payout value of RSUs that have not vested(4) ($)	Market or payout value of vested share based awards not paid or distributed ($)
Phil du Toit	750,000	1.14	May 10, 2021	Nil	Nil	Nil	Nil
André J. Douchane(5)	Nil	Nil	Nil	Nil	Nil	Nil	57,800
Dave Langille	250,000	1.14	May 10, 2018	Nil	Nil	Nil	Nil
	75,000	1.00	Oct. 1, 2018	Nil
Jim Gallagher(6)	600,000	1.00	Oct. 1, 2021	Nil	Nil	Nil	Nil
Tess Lofsky	20,000	2.93	Jan. 10, 2017	Nil	Nil	Nil	17,894
	20,000	3.38	Aug. 12, 2018	Nil
	150,000	1.21	Aug. 12, 2018	Nil

(1)	The “Option-based Awards” figures represent all options awarded to Named Executive Officers under the Company’s Stock Option Plan outstanding as at December 31, 2013.
(2)	Includes all RSUs awarded to Named Executive Officers under the RSU Plan outstanding as at December 31, 2013.
(3)	The “Value of unexercised in-the-money options” figures reflect the aggregate dollar amount of in-the-money unexercised options that are either vested or unvested held at the end of the year. The amount is calculated based on the difference between the price per common share at the close of business on the TSX on December 31, 2013, which was $0.68, and the exercise price of the option.
(4)	The “Market or payout value of share-based awards that have not vested” figures reflect the aggregate market value or payout value of RSUs that have not vested, based on the closing price of common shares on the TSX on December 31, 2013.
(5)	Mr. Douchane assumed the role of Interim Chief Executive Officer of the Company from September 30, 2012 to March 25, 2013. Mr. Douchane received RSUs valued at $85,000 as compensation for his role as Interim Chief Executive Officer in 2013. See “Board of Directors Compensation – Outstanding Share-based Awards and Option-based Awards” for details on Mr. Douchane’s remuneration as a director.
(6)	For a portion of the options granted to Mr. Gallagher vesting is contingent upon the achievement of certain Key Performance Indicators.

Incentive Plan Awards — Value Vested or Earned During 2013

For the year ended December 31, 2013, the following table sets forth for each Named Executive Officer the value that would have been realized if the options granted under the Company’s Stock Option Plan had been exercised on their vesting date, the value for RSUs had they been exercised on their vesting date and the value earned under non-equity incentives (i.e. STIP).

Name	Option-based Awards — Value vested during the year(1) ($)	Share-based Awards (RSUs) — Value vested during the year(2) ($)	Non-equity incentive plan compensation —Value earned during the year(3) ($)
Phil du Toit	Nil	Nil	200,000
André J. Douchane	Nil	85,000	Nil
Dave Langille	Nil	Nil	130,000
Jeffrey A. Swinoga(4)	Nil	Nil	Nil
Jim Gallagher	Nil	Nil	55,000
Tess Lofsky	Nil	30,000	140,000
Kevin Small(5)	Nil	39,140	Nil

(1)	Figures represent the value that would have been realized from all options vested during 2013, calculated based on the difference between the closing price of common shares on the TSX on the date of vesting and the exercise price of the option.
(2)	Figures represent the value realized for RSUs that vested during 2013, calculated based on the volume-weighted average price of the common shares on the TSX for the five trading days preceding the grant date.
(3)	Figures represent the bonuses that were paid to each Named Executive Officer based on his or her performance in 2013. See “Annual Incentive Plans” in Summary Compensation Table above.
(4)	Mr. Swinoga resigned as Vice President, Finance and Chief Financial Officer of the Company effective January 4, 2013.
(5)	Mr. Small’s employment terminated on December 6, 2013.

Employment Contracts and Termination and Change of Control Entitlements

The Company entered into employment agreements with each of the Named Executive Officers, except for Mr. Douchane, who served as Interim Chief Executive Officer from September 30, 2012 to March 22, 2013. Generally, the agreements provide the position, term and duties of each Named Executive Officer. The agreements contain non-solicitation covenants in favour of the Company during the term of the Named Executive Officer’s employment and for a period of at least one year thereafter. The agreements provide that the Company shall pay each Named Executive Officer an annual base salary, and that each Named Executive Officer shall have the right to participate in all health, dental and other benefit plans of the Company, the right to participate in the Company’s STIP, and the right to receive stock options or RSUs upon approval from the Board. Pursuant to the STIP, the Named Executive Officers are eligible to receive a performance bonus in accordance with the Company’s compensation policy. The amount of any such performance bonus and the related performance criteria are determined from time to time by the Governance, Nominating and Compensation Committee and are subject to approval by the Board.

The terms of Mr. Swinoga and Mr. Small’s employment contracts have not been include in this discussion as Mr. Swinoga resigned effective Janaury 4, 2013 and did not receive any severance payments, and Mr. Small left the Company in December of 2013 and his severance payments have been included in the Summary Compensation Table.

Pursuant to the Company’s employment agreement with Mr. du Toit, in the event that the Company terminates his employment without cause or he terminates his employment for “Good Reason” (as defined below), Mr. du Toit shall be entitled to (i) if the date of termination is (A) within one year of service, a lump sum amount equal to his base salary as at the date of termination, or (B) after one year of service, a lump sum amount equal to his base salary as at the date of termination plus an amount equal to the average of the annual bonus paid by the Company for each of the two calendar years immediately preceding the date of termination, (ii) an amount equal to the Company’s cost of maintaining his benefits for 12 months, and (iii) entitlements in accordance with the terms of his options and RSUs. In the event that the Company terminates Mr. du Toit’s employment within 12 months following a change of control, Mr. du Toit’s entitlements will be based on (A) a 12-month period if Mr. du Toit has been employed for less than one year prior to the change of control, or (B) an 18-month period if Mr. du Toit has been employed for more than one year prior to the change of control. In the event of a change of control, all unvested share-based and option-based awards held at such time shall immediately vest and become exercisable.

Pursuant to the Company’s employment agreements with Mr. Langille and Mr. Gallagher, in the event that the Company terminates their employment without cause or if they terminate their employment for “Good Reason” (as defined below), they shall be entitled to (i) if the date of termination is (A) within the first seven months of service, a lump sum amount equal to base salary as at the date of termination, or (B) after seven months of service, a lump sum amount equal to base salary as at the date of termination, plus an amount equal to the average of the annual bonus paid by the Company for each of the two calendar years immediately preceding the date of termination, (ii) an amount equal to the Company’s cost of maintaining their benefits for 12 months, and (iii) entitlements in accordance with the terms of their options and RSUs.

In the event that the Company terminates Mr. Langille’s employment within 12 months following a change of control, Mr. Langille’s entitlements will be based on (A) a 12-month period if Mr. Langille has been employed for less than seven months prior to the change of control, or (B) an 18-month period if Mr. Langille has been employed for more than seven months prior to the change of control. In the event that the company terminates Mr. Gallagher’s employment within 12 months following a change of control, Mr. Gallagher’s entitlements will be based on a 12-month period. In the event of a change of control, all unvested share-based and option-based awards held at such time shall immediately vest and become exercisable.

Pursuant to the Company’s employment agreement with Ms. Lofsky, in the event that the Company terminates her employment without cause or she terminates her employment for “Good Reason”, Ms. Lofsky shall be entitled to (i) a lump sum amount equal to her base salary, plus an amount equal to the average of the annual bonus paid by the Company for each of the two calendar years immediately preceding the date of termination, (ii) an amount equal to the Company’s cost for maintaining her benefits for 12 months, and (iii) entitlements in accordance with the terms of her options and RSUs. In the event that the Company terminates Ms. Lofsky’s employment within 12 months following a change of control, entitlements are based on a 24-month period instead of a 12-month period. In the event of a change of control, all unvested share-based and option-based awards held at such time shall immediately vest and become exercisable.

“Good Reason” means (i) any material change in the duties, responsibilities, authority or status of the executive, (ii) certain reductions to the annual compensation entitlements of the executive, (iii) any material breach or non-observance by the Company of a material provision of the employment agreement between the Company and the executive that has not been rectified within a certain time period, (iv) any requirement that the executive relocate more than seventy-five kilometres from Toronto, Ontario, and (v) any other reason which a court of competent jurisdiction would consider to amount to constructive dismissal

Termination of Employment Without Cause / Resignation for Good Reason

The table below sets out the estimated incremental payments due to each Named Executive Officer upon a termination without cause or a resignation for Good Reason, assuming that the termination or resignation took place on December 31, 2013.

	Base Salary ($)	Bonus ($)	Option-Based Awards ($)	All Other Compensation ($)	Total ($)
Phil du Toit	500,000	Nil	Nil	15,000	515,000
Dave Langille	325,000	162,500	Nil	15,000	502,500
Jim Gallagher	375,000	Nil	Nil	15,000	390,000
Tess Lofsky	220,000	77,500	Nil	15,000	297,500

Termination of Employment Upon a Change of Control

The table below sets out the estimated incremental payments due to each Named Executive Officer upon a termination upon a change of control, assuming that the termination took place on December 31, 2013.

	Base Salary ($)	Bonus ($)	Option-Based Awards ($)	All Other Compensation ($)	Total ($)
Phil du Toit	500,000	Nil	Nil	15,000	515,000
Dave Langille	487,500	243,750	Nil	15,000	746,250
Jim Gallagher	375,000	Nil	Nil	15,000	390,000
Tess Lofsky	440,000	155,000	Nil	15,000	610,000

Pursuant to their respective employment agreements, each of the Named Executive Officers has agreed that they will not, among other things, during the term of their employment and for a period of time thereafter, canvass or solicit the business of customers or prospective customers of the Company for a purpose which is competitive with a business of the Company or solicit the employment of employees of the Company. Each Named Executive Officer has also agreed to maintain the confidentiality of confidential information relating to the Company and its business.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information on the Company’s equity compensation plans as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights		Weighted-average exercise price of outstanding options and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column 2)
Equity compensation plans approved by securityholders
(a) RRSP Plan	N/A		N/A	2,009,355
(b) Stock Option Plan	3,359,221	(1)	1.91	6,240,779

Equity compensation plans not approved by securityholders	N/A	N/A	N/A

Total	3,359,221	1.91	8,250,134

(1)	Includes 1,600,000 inducement options.

Indebtedness of Directors and Executive Officers

The following table discloses the aggregate indebtedness of the Company’s directors, executive officers, employees or former directors, executive officers or employees of the Company or any of their respective associates, to the Company or any of its subsidiaries.

Purpose	Aggregate Indebtedness to the Company or its Subsidiaries ($)	Aggregate Indebtedness to Another Entity ($)
Share Purchases	Nil	Nil
Other	Nil	Nil

Interest of Certain Persons in Matters to be Acted Upon

At the date hereof, to the knowledge of management of the Company, no person who has been a director or executive officer of the Company at any time since the beginning of the last financial year, nor any proposed nominee for election as a director of the Company, or any associate or affiliate of any of the foregoing, has any material interest by way of beneficial ownership of securities or otherwise, in any matter to be acted upon other than as disclosed in this Circular.

Interest of Certain Persons in Material Transactions

At the date hereof, to the knowledge of management of the Company, no director or executive officer of the Company or any of its subsidiaries, person or company who beneficially owns, or control or directs, directly or indirectly, more than 10% of the common shares, proposed director of the company, nor any director or executive officer of any informed person, has had any material interest, direct or indirect, in any transaction since the commencement of the Company’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries.

Shareholder Proposals for the 2014 Annual Meeting

In order to be included in the meeting materials for the 2014 annual meeting of shareholders, shareholder proposals must be received by the Company at its office at 200 Bay St., Suite 2350, Royal Bank Plaza, South Tower, Toronto, Ontario, Canada M5J 2J2, Attention: Corporate Secretary, by no later than February 20, 2015, except for shareholder proposals in connection with the nomination of directors for election which shall be received by the deadlines set out in the Company’s Advance Notice By-law.

Additional Information

Additional information relating to the Company is available on SEDAR at www.sedar.com, on EDGAR at www.sec.gov and on the Company’s website at www.nap.com. Financial information about the Company is provided in the Company’s comparative annual financial statements and management’s discussion and analysis of operating and financial results (“MD&A”) for its most recently completed financial year.

The Company will provide to any person or company, upon request to its Corporate Secretary at 200 Bay St., Suite 2350, Royal Bank Plaza, South Tower, Toronto, Ontario, Canada M5J 2J2, a copy of the following documents:

(1)	the Company’s latest Annual Report, including MD&A;

(2)	the Company’s latest Annual Information Form, together with a copy of any document, or pertinent pages of any document, incorporated therein by reference; and

(3)	the financial statements for the year ended December 31, 2013, together with the report of the auditors thereon, and any interim financial statements filed subsequently.

The Company may require the payment of a reasonable charge if the request is made by a person who is not a shareholder of the Company.

DIRECTORS’ APPROVAL

The contents of this Circular and the sending thereof to shareholders of the Company have been approved by the Board of Directors.

DATED at Toronto, Ontario this May 23, 2014.
BY ORDER OF THE BOARD OF DIRECTORS

Robert J. Quinn
Chairman of the Board

SCHEDULE A

RESOLUTION: AMENDMENT OF RSU PLAN

BE IT RESOLVED as an Ordinary Resolution that:

1.	The Company’s Amended and Restated RSU Plan, as described in the Circular, be and is hereby ratified, confirmed and approved, subject to such amendments, changes, additions and alterations thereto as the Board of Directors may approve, or as may be required by the Toronto Stock Exchange or any other applicable regulatory authority.

2.	The 945,193 RSUs awarded and outstanding under the legacy RSU Plan, as described in the Circular, be and are hereby ratified, confirmed, and approved, and all such RSUs shall be subject to the provisions of the Amended and Restated RSU Plan.

3.	All unallocated RSUs under the Amended and Restated RSU Plan be and are hereby ratified, confirmed and approved.

4.	The Company be and is hereby authorized to continue to grant RSUs under the Amended and Restated RSU Plan until June 23, 2017, the date that is three (3) years from the date of shareholder approval of this resolution.

5.	Any one director or officer of the Company be and is hereby authorized for and on behalf of the Company to execute and deliver such documents and instruments and take all such other actions as such director or officer may determine necessary or desirable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such documents and instruments or the taking of such actions.

SCHEDULE B

RESOLUTION: AMENDMENT OF RRSP PLAN

BE IT RESOLVED as an Ordinary Resolution that:

1.	The Company’s Amended RRSP Plan, as described in the Circular, be and is hereby ratified, confirmed and approved, subject to such amendments, changes, additions and alterations thereto as the Board of Directors may approve, or as may be required by the Toronto Stock Exchange or any other applicable regulatory authority.

2.	All unallocated RRSP contribution shares under the Amended RRSP Plan be and are hereby ratified, confirmed and approved.

3	The Company be and is hereby authorized to continue to grant RRSP contribution shares under the Amended RRSP Plan until June 23, 2017, the date that is three (3) years from the date of shareholder approval of this resolution.

4.	Any one director or officer of the Company be and is hereby authorized for and on behalf of the Company to execute and deliver such documents and instruments and take all such other actions as such director or officer may determine necessary or desirable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such documents and instruments or the taking of such actions.

SCHEDULE C

RESOLUTION: AMENDMENT OF STOCK OPTION PLAN

BE IT RESOLVED as an Ordinary Resolution that:

1.	The Company’s Amended Stock Option Plan, as described in the Circular, be and is hereby ratified, confirmed and approved, subject to such amendments, changes, additions and alterations thereto as the Board of Directors may approve, or as may be required by the Toronto Stock Exchange or any other applicable regulatory authority.

2	All unallocated options under the Amended Stock Option Plan be and are hereby ratified, confirmed and approved.

3.	The Company be and is hereby authorized to continue to grant options under the Amended Stock Option Plan until June 23, 2017, the date that is three (3) years from the date of shareholder approval of this resolution.

4.	Any one director or officer of the Company be and is hereby authorized for and on behalf of the Company to execute and deliver such documents and instruments and take all such other actions as such director or officer may determine necessary or desirable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such documents and instruments or the taking of such actions.

SCHEDULE D

RESOLUTION: CONTINUATION OF RIGHTS PLAN

BE IT RESOLVED as an Ordinary Resolution that:

1.	The Company’s Rights Plan, as described in the Circular, is hereby ratified, confirmed and approved.

2.	Any one director or officer of the Company be and is hereby authorized for and on behalf of the Company to execute and deliver such documents and instruments and take all such other actions as such director or officer may determine necessary or desirable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such documents and instruments or the taking of such actions.

APPENDIX I MANDATE OF THE BOARD OF DIRECTORS

Obligations

The Board of Directors shall assume the responsibility for the stewardship of the Corporation and shall:

1.	Supervise the management of the business and affairs of the Corporation; and

2.	Act in accordance with the Corporation’s obligations contained in the Canada Business Corporations Act (the “CBCA”), the securities legislation of each province and territory of Canada, the governance guidelines of the Toronto Stock Exchange and the American Stock Exchange, other relevant legislation and regulations and the Corporation’s articles and by-laws.

As a matter of policy, the following matters must be considered by the Board as a whole and may not be delegated to a committee:

1.	Changing the membership of, or filling a vacancy in, any committee;

2.	Appointing and removing officers, unless such appointment or removal is specifically delegated to the President and Chief Executive Officer (“CEO”) or a committee of the Board; and

3.	Such matters, if any, as may be specified in the resolution establishing any committee.

Pursuant to the CBCA, the following additional matters must be considered by the Board as a whole and may not be delegated to a committee:

1.	Submission to the shareholders of any question or matter requiring the approval of the shareholders;

2.	Filling a vacancy in the office of auditor;

3.	Issuing securities except in the manner and on the terms authorized by the directors;

4.	Declaring dividends;

5.	Purchasing or redeeming or any other form of acquiring shares issued by the Corporation;

6.	Paying a commission or allowing a discount to any person in consideration of that person subscribing or agreeing to subscribe for shares of the Corporation or procuring or agreeing to procure subscriptions for any such shares;

7.	Approving management proxy circulars;

8.	Approving any take-over bid circular or directors’ circular;

9.	Approving the annual financial statements of the Corporation; and

10.	Adopting, amending or repealing the by-laws of the Corporation.

Duties

Introduction

The Board operates by delegating certain of its authorities, including spending authorizations, to management and by reserving other powers to itself. Subject to the Articles and By-Laws of the Corporation, the Board retains the responsibility for managing its own affairs including planning its composition, selecting its Chairman, nominating candidates for election to the Board, appointing committee members and determining director compensation. The Board’s principal duties fall into the following six categories.

1.	Selection of the Management

The Board has the responsibility for:

a)	Appointing and replacing the CEO, monitoring CEO performance, determining CEO compensation and providing advice and counsel in the execution of the duties of the CEO;

b)	Approving the appointment and remuneration of all corporate officers, acting upon the advice of the CEO; and

c)	Ensuring that adequate provision has been made for management succession.

2.	Monitoring and Acting

The Board has the responsibility for:

a)	Monitoring the Corporation’s progress towards its goals, and to revise and alter its direction through management in light of changing circumstances;

b)	Taking action when performance falls short of its goal or in other special circumstances (for example, mergers and acquisitions or changes in control);

c)	Identifying principal risks and ensure appropriate systems to manage those risks are implemented; and

d)	Approving any payment of dividends to shareholders.

3.	Strategy Determination

The Board has the responsibility to participate with management directly or through its committees, in developing and approving the mission of the Corporation, its objectives and goals, and the strategy by which it proposes to reach those goals.

4.	Policies and Procedures

The Board has a particular responsibility for:

a)	Confirming that the Corporation operates at all times within applicable laws and regulations, and to the highest ethical and moral standards;

b)	Approving and monitoring compliance with significant policies and procedures by which the Corporation is managed;

c)	Ensuring that the integrity of the internal control and information management systems are maintained;

d)	Approving all significant transactions involving the Corporation; and

e)	Reviewing material press releases prior to dissemination.

5.	Reporting to Shareholders

The Board has the responsibility for:

a)	Ensuring that the financial performance of the Corporation is adequately reported to shareholders, other security holders and regulators on a timely and regular basis;

b)	Ensuring that the financial results are reported fairly and in accordance with generally accepted accounting standards;

c)	Ensuring, to the extent it is aware, the timely reporting of any other developments that have a significant and material impact on the value of the Corporation and in setting out its future plans and strategies; and

d)	Reporting annually to shareholders on its stewardship for the preceding year.

6.	Legal Requirements

The Board is responsible for confirming that legal requirements have been met and that documents and records have been properly prepared, approved and maintained

Constitution and Role of the Board of Directors

Board Composition

1.	Definitions

a)	Inside and Outside Directors

An “inside” director is a director who is an officer or employee of the Corporation or of any of its affiliates. The only inside director shall be the President and CEO.

An “outside” director is a director who is not a member of management.

b)	Unrelated Directors

An “unrelated” director is a director who is independent of management and is free from any business or other relationship, other than interests and relationships arising from shareholding, which could, or could be perceived to, materially interfere with the director’s ability to act in the Corporation’s best interest.

If a shareholder is in a position to control or influence control of the Corporation, that person is a “significant” shareholder. For purposes of assessing “relatedness”, a director who is a significant shareholder, or is a director with interests in or relationships with the significant shareholder is not considered a related director under the TSX guidelines.

2.	Constitution of the Board

The Board will be constituted with two thirds of unrelated and independent directors.

If the Corporation has a significant shareholder, the Board will include, at a minimum, a proportion of unrelated directors that fairly represents the investment in the Corporation by shareholders other than the significant shareholder.

The Board will determine annually whether it is constituted with the appropriate number of unrelated or independent directors, as the case may be, and will report its conclusions, and the analysis supporting the conclusions, as required by applicable laws.

3.	Board Membership

The Board is responsible for selecting nominees for appointment or election to the Board. The Board delegates the nomination process to the Governance, Nominating and Compensation Committee with the input from the Chairman of the Board and the President and CEO.

The Governance, Nominating and Compensation Committee reviews with the Board on an annual basis, the appropriate diversity, skills and experience required of Board members in the context of the needs of the Board, and will recommend increasing, decreasing or replacing directors to facilitate more effective governance of the Corporation.

The Governance, Nominating and Compensation Committee will provide an orientation and education program for new recruits to the Board.

4.	Board Size

The Board will annually consider its size and will increase or decrease the number of directors to facilitate more effective leadership and decision-making.

5.	Independent Directors

A director is considered “independent” for the purposes of the policies and guidelines set out in this Governance Manual if such director satisfies the requirements of “outside” and “unrelated” prescribed by the TSX. Notwithstanding the foregoing, directors appointed to the Audit Committee shall meet the standards prescribed by both the TSX and the NYSE AMEX. “Prescribed period” means the period prescribed by law and currently under the Canadian Multilateral Instrument 52-110 under the NYSE AMEX rules it is three years.

A director shall be considered independent if he or she meets the following requirements:

a)	A member of an audit committee is independent if the member has no direct or indirect material relationship with the issuer.

b)	For the purposes of subsection a), a material relationship means a relationship which could, in the view of the issuer’s board of directors, reasonably interfere with the exercise of a member’s independent judgement.

c)	Despite subsection b), the following individuals are considered to have a material relationship with an issuer:

i.	An individual who is, or has been, an employee or executive officer of the issuer (or any of its affiliates), unless the prescribed period has elapsed since the end of the service of employment;

ii.	An individual whose immediate family member is, or has been, an employee or executive officer of the issuer (or any of its affiliates), unless the prescribed period has elapsed since the end of the service of employment;

iii.	An individual who is, or has been, an affiliated entity of, a partner of, or employed by, a current or former internal or external auditor of the issuer, unless the prescribed period has elapsed since the person’s relationship with the internal or external auditor, or the auditing relationship, has ended;

iv.	An individual whose immediate family member is, or has been, an affiliated entity of, a partner of, or employed in a professional capacity by, a current or former internal or external auditor of the issuer, unless the prescribed period has elapsed since the person’s relationship with the internal or external auditor, or the auditing relationship, has ended;

v.	An individual who is, or has been, or whose immediate family member is or has been, employed as an executive officer of an entity if any of the issuer’s current executives serve on the entity’s compensation committee, unless the prescribed period has elapsed since the end of the service or employment;

vi.	A person who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the issuer made, or from which the issuer received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or US$200,000, whichever is more, other than the following:

a.	Payments arising solely from investments in the issuers securities; or

b.	Payments under non-discretionary charitable contribution matching programs; or

c.	A person who has participated in the preparation of the financial statements of the issuer or any current subsidiary of the issuer and any time during the past three years.

The Board shall have the authority to appoint a non-independent director or directors to a committee or appoint a committee, the members of which do not constitute a majority of independent directors, if permitted by applicable laws and rules of the TSX and the NYSE AMEX.

6.	Director Tenure

Maximum term – A director is required to submit to the Board his or her resignation 15 years after joining the Board. The Governance, Nominating, and Compensation Committee will review the offer of resignation and make a recommendation to the Board. The Board will determine whether to accept the resignation as soon as possible, and in any event within 90 days of the offer of resignation.

Majority voting – A director is required to submit to the Board his or her resignation in accordance with the Majority Voting Policy.

Resignation

Any director who changes the responsibilities he or she held when elected to the Board should inform the Governance, Nominating and Compensation Committee so that they may consider the appropriateness of that person’s continued Board membership under the changed circumstances.

Relationship with Management

The Board functions independently of management, and the role of Chairman is separate from that of President and CEO. The Chairman’s role is to effectively manage and provide leadership to the Board while the role of the CEO is to provide the day-to-day leadership and management of the Corporation.

1.	The President will be the CEO of the Corporation.

2.	The CEO formulates Corporation policies and proposed actions and presents them to the Board for approval. The CEO keeps the Board fully informed of the Corporation’s progress towards the achievement of, and of all material deviations from, the goals or objectives and policies established by the Board in a timely and candid manner.

3.	The CEO speaks for North American Palladium Ltd. Individual Board members may meet or otherwise communicate with various constituencies but only with the knowledge of the CEO and, in most instances, at the request of the CEO.

The obligations of the directors and the Chairman’s duties and responsibilities are set out in separate policies.

Strategic Plan

The Board, with the assistance of the CEO, is responsible for establishing the long-term goals and objectives of the Corporation.

The initiative for developing and modifying the corporate strategies to achieve these goals and objectives must come from management. The Board may assist in the development of the strategies, act as a resource, contribute ideas and ultimately approve the strategy, but management will lead this process.

The Board is responsible for monitoring management’s success in implementing the strategies to achieve such goals and objectives and ensuring that the strategies are modified appropriately.

Performance Evaluation

One of the most important aspects of effective governance is the relationship between the CEO and the Board. It is crucial that the Board is fully informed and that the CEO has a forum for drawing on the wisdom and experience that exists within the Board. While it is expected that full and frank dialogue will exist between the CEO and the Board, a CEO review process at least once a year ensures that this communication takes place. It allows for a full and healthy dialogue between the Board and the CEO regarding corporate and individual performance.

The Board is committed to evaluating its own performance on an annual basis. The review process is also an opportunity to provide input to the Chairman on his or her performance. This assessment is designed to evaluate the Board’s contribution as a whole and to review areas in which the Board believes a better contribution can be made. Its purpose is to increase the effectiveness of the Board, not to single out individual Board members.

Meetings

The Board will meet on a scheduled basis five times per year and more frequently if required. The Chairman, with the assistance of the CEO, will be responsible for establishing the agenda for Board meetings. A significant portion of each meeting will be spent examining future plans and strategies.

The Chairman shall solicit from the members of the Board recommendations as to matters to be brought before the Board and shall ensure that such matters receive a fair hearing. The Chairman shall have the same voting powers as all directors and will determine, consistent with the Corporation’s by-laws, which matters require a vote. In the case of an equality of votes, the Chairman, in addition to his or her original vote, shall have the casting vote.

Management will deliver a meeting agenda and background material on agenda items to directors not less than 5 business days prior to each meeting, so that Directors can prepare for the Board meetings.

Guests may be invited by the Board and CEO to make presentations to the Board. Should the CEO wish to invite attendees other than officers on a regular basis, the CEO should first seek the concurrence of the Board.

Independent directors should hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. However, the Board encourages the CEO to bring into Board meetings employees who can provide additional insight into the items being discussed or who have potential and should be given exposure to the Board.

If a director is in the situation of having to contact an employee directly, the director will ensure that this contact is not distracting to the business operation of the Corporation. The CEO should be made aware of the substance of such contact.

Board Information

Prior to each quarterly meeting, the Board should receive a report from management describing operating and financial metrics achieved over the quarter along with information pertaining to key business activities and developments for this period.

Board Committees

In addition to Board committees that are required by law, the Board may form a committee of directors and delegate to such committee any powers of the directors, subject to Section 115 of the CBCA. These committees shall generally be composed of outside directors, a majority of whom are unrelated and independent directors.

Subject to the Corporation’s by-laws and any resolution of the board of directors, a committee may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. Where neither the Board nor the committee has determined the rules or procedures to be followed by the committee, the rules and procedures set out in the by-laws, paragraphs 8 to 15, shall apply with necessary modifications.

The mandates of standing committees of the Board are set out as separate documents. The composition and general duties of the Board committees are discussed below:

1.	Committee Membership

Committee members are appointed by the Board on the recommendation of the Board Chairman in consultation with the CEO and the Governance, Nominating and Compensation Committee. Consideration will be given to rotating committee members periodically.

Committee chairs are selected by the Board on the recommendation of the chairman. The chairman of a committee presides at all meetings of the committee and is responsible for ensuring that the work of the committee is well organized and proceeds in a timely fashion.

All directors may attend meetings of any Committee at the Committee chairman’s invitation, but may not vote and may not be counted for the purposes of quorum.

2.	Committee Meetings and Agendas

The committee chairman, in consultation with committee members, will determine the location, frequency and length of the meetings of the committee. The Audit Committee shall meet at least four times per year to review the annual and interim financial statements. All other committees shall meet at least annually. The chairman of the committee, in consultation with the CEO or the appropriate officer, will develop the committee’s agenda.

Notice of meetings shall be given by email or any other form of written or electronic communication not less than 24 hours before the time fixed for the meeting. Members may waive notice of any meetings before or after the holding thereof.

3.	Committee Responsibilities

Committees analyze, consistent with their terms of reference, strategies and policies which are developed by management. Committees may make recommendations to the Board but, unless specifically mandated to do so, do not take action or make decisions on behalf of the Board.

4.	Reporting

Each committee shall report to the Board all matters that it considers to be important for Board consideration.

Director Compensation

Remuneration of directors is established by the Board on the recommendation of the Governance, Nominating and Compensation Committee and shall be generally in line with that paid by public companies of a similar size and type.

The Board encourages Board members to own shares in the belief that share ownership facilitates the directors’ identification with the interests of the shareholders. Within three years of joining the Board, directors are expected to hold at least $150,000 in securities of NAP. The minimum holding requirement shall be calculated based on: (i) the actual price paid per share acquired and (ii) the grant value of RSUs held at the relevant point in time.

Notwithstanding the foregoing, for purposes of transitioning from the previous $75,000 securities requirement to the $150,000 requirement effective January 1, 2011, securities held as at January 1, 2011 shall be deemed to have been purchased at C$6.79, being the Market Price (as defined in the TSX Manual) of the Corporation’s shares on the TSX as of December 31, 2010.

Unless they are expiring, directors may not exercise RSUs if, after the exercise of the RSUs, their ownership of NAP securities would be less than $150,000.

Corporate Standards of Conduct

The Board has the responsibility for ensuring that standards of conduct are established and for monitoring compliance by the Corporation. To that end, the Corporation has established an Environmental Policy, Occupational Health and Safety Policy, Whistleblower Policy and Code of Conduct.

Access to Outside Advisors

Individual directors or board committees may engage an outside advisor at the expense of the Corporation in appropriate circumstances. The engagement of the outside advisor should, in most circumstances, be coordinated through the Chairman and the CEO, and be subject to Board approval.

APPENDIX II EQUITY COMPENSATION PLANS

The Company has three equity compensation plans:

•	the RRSP Plan;

•	the Stock Option Plan; and

•	the RSU Plan.

The purpose of these compensation plans is to attract, retain and motivate individuals with the requisite training, experience and leadership to carry out key roles with the Company and its subsidiaries and to advance the interests of the Company by providing such individuals with the opportunity to acquire an increased proprietary interest in the Company. Both the RRSP Plan and the Stock Option Plan have been approved by shareholders. The legacy RSU Plan did not require shareholder approval as RSU exercises were cash-settled only; however, the Amended and Restated RSU Plan is being put to shareholders for approval at the Meeting as it provides for settlement of RSUs in cash and/or common shares. See “Business of the Meeting”.

RRSP Plan

If approved at the Meeting and subject to the approval of the TSX, the RRSP Plan will be amended from a “fixed” plan with a fixed maximum number of shares reserved for issuance, to a “rolling” plan with a maximum percentage of shares that may be issued. Currently, the maximum number of common shares reserved and set aside for issue under the RRSP Plan is 3,000,000 (of which 781,147 common shares remain available for issue). However, if approved, the maximum number of shares that may be issued under the Amended RRSP Plan, and all other securities-based compensation plans of the Company, at any time, shall not exceed 3.49% of the issued and outstanding shares of the Company at such time. No other material amendments are being made to the RRSP Plan.

The following is a summary of the Amended RRSP Plan:

Pursuant to the Amended RRSP Plan, the Company can issue common shares instead of making cash payments to eligible persons for contribution to their individual RRSPs in satisfaction of the Company’s obligations to match RRSP contributions in accordance with the terms of the Amended RRSP Plan. All directors, officers or employees of the Company or any subsidiary (as such term is defined in the CBCA) are entitled to participate in the Amended RRSP Plan. Contributions shall only be made under the Amended RRSP Plan to a person who was an eligible person and a member of the plan during the quarter in respect of which the contribution relates.

Non-union employees are eligible for a Company contribution amount equal to 3% of their base salary and an additional matching contribution not to exceed an additional 2% of their base salary. Union employees are eligible for a Company contribution amount equal to 5% of their base salary if employed for 6-18 months (maximum $2,500 per year); or 10% of their base salary if employed for greater than 18 months (maximum $5,000 per year).

No financial assistance is provided by the Company to facilitate participation in the Amended RRSP Plan.

The maximum number of common shares issuable under the Amended RRSP Plan, and all other securities-based compensation arrangements of the Company, at any time, shall not exceed 3.49% of the issued and outstanding shares at such time. The Amended RRSP Plan is considered an “evergreen” plan since the number of shares available for issuance under the plan increases as the number of issued and outstanding shares of the Company increases.

In addition to the foregoing limit on the number of common shares issuable under the Amended RRSP Plan:

(a)	the number of common shares (i) issued to “insiders” (as such term is defined in the TSX Company Manual for the purposes of “Security Based Compensation Arrangements” as defined therein) of the Company, within any one-year period, and (ii) issuable to insiders of the Company, at any time, under the Amended RRSP Plan, or when combined with all of the Company’s other securities-based compensation arrangements, shall not exceed 10% of the Company’s total issued and outstanding common shares, respectively;

(b)

no common shares shall be issued to any eligible person at any time under the Amended RRSP Plan if the total number of common shares issuable to such eligible person under the Amended RRSP Plan, together with any common shares issuable to such eligible person under any other securities-based compensation plans of the

Company, at such time would exceed 3.49% of the Company’s total issued and outstanding common shares at such time;

(c)	the total number of common shares (i) issued under the Amended RRSP Plan, and (ii) issuable under awards made under any other securities-based compensation arrangements of the Company, within any one-year period may not exceed 5% of the Company’s total issued and outstanding common shares; and

(d)	the maximum number of common shares issuable to non-executive directors of the Company or any subsidiary pursuant to the Amended RRSP Plan and all other securities-based compensation arrangements of the Company, at any time, cannot exceed 1% of the issued and outstanding common shares at such time; and the maximum number of common shares issuable to any one such non-executive director under the Amended RRSP Plan and all other securities-based compensation arrangements of the Company cannot exceed an annual equity award value of $100,000 per such non-executive director.

The aggregate number of common shares that may be issued under the Amended RRSP Plan to an eligible person during any calendar year shall not exceed the maximum annual contribution to be made by the Company to such eligible person’s RRSP pursuant to the Amended RRSP Plan.

Under the Amended RRSP Plan, the price per common share issued will be “market price” as defined in the TSX Company Manual for the purposes of “Security Based Compensation Arrangements” from time to time. The TSX Company Manual currently defines “market price” to mean the volume-weighted average trading price on the TSX, or another stock exchange where the majority of the trading volume and value of the listed securities occurs, for the five trading days immediately preceding the relevant date.

The rights of a participant under the Amended RRSP Plan, are not capable of being assigned, transferred, encumbered, or pledged, other than as required by applicable law or for normal estate settlement purposes.

The Board may from time to time amend, suspend or terminate the Amended RRSP Plan without shareholder approval. Any amendment will, if required, be subject to the prior approval of, or acceptance by, the TSX (or, if such common shares are not then listed and posted for trading on the TSX, on such stock exchange in Canada or the United States on which such common shares are listed and posted for trading) and any other applicable regulatory authority.

Without limiting the foregoing, the Board may amend, suspend, terminate or discontinue the Amended RRSP Plan without obtaining the approval of shareholders to:

(a)	amend the eligibility for, and limitations or conditions imposed upon, participation in the Amended RRSP Plan (except for insider participation and non-executive director participation limits);

(b)	add or amend any terms relating to the provision of financial assistance to eligible persons;

(c)	make changes that are necessary or desirable to comply with applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange;

(d)	correct or rectify any ambiguity, defective provision, error or omission in the Amended RRSP Plan; or

(e)	amend any terms relating to the administration of the Amended RRSP Plan, including the terms of any administrative guidelines or other rules related to the Amended RRSP Plan.

Notwithstanding the foregoing, none of the following amendments may be made by the Board without obtaining the approval of shareholders:

(a)	any increase in the number of shares reserved for issuance or issuable under the Amended RRSP Plan;

(b)	amendments to eligible persons that may permit the introduction or reintroduction of such individuals on a discretionary basis;

(c)

any removal of or increase to the limits to “insider” (as such term is defined in the TSX Company Manual for the purposes of “Security Based Compensation Arrangements” as defined therein) participation or non-executive director participation under the Amended RRSP Plan; and

(d)	any change in the amendment provisions of the Amended RRSP Plan.

Stock Option Plan

If approved at the Meeting and subject to the approval of the TSX, the Stock Option Plan will be amended from a “fixed” plan with a fixed maximum number of shares reserved for issuance, to a “rolling” plan with a maximum percentage of shares that may be issued. Currently, the maximum number of common shares reserved and set aside for issue under the Stock Option Plan is 8,000,000 (of which 6,409,258 common shares remain available for issue). However, if approved, the maximum number of shares that may be issued under the Amended Stock Option Plan, and all other securities-based compensation plans of the Company, at any time, shall not exceed 3.49% of the issued and outstanding shares of the Company at such time. No other material amendments are being made to the Stock Option Plan.

The following is a summary of the Amended Stock Option Plan:

All directors, officers, employees or “insiders” (as such term is defined in the Securities Act (Ontario)) of the Company or any subsidiary (as such term is defined in the CBCA), or any other person or company engaged to provide ongoing management or consulting services for the Company, or a corporation controlled by an eligible person under the Amended Stock Option Plan, are eligible to be granted stock options under the Amended Stock Option Plan. The Company does not provide financial assistance to eligible persons to facilitate the purchase of common shares under the Amended Stock Option Plan.

The maximum number of common shares issuable under the Amended Stock Option Plan, and all other securities-based compensation arrangements of the Company, at any time, shall not exceed 3.49% of the issued and outstanding shares of the Company at such time. The Amended Stock Option Plan is considered an “evergreen” plan since the number of shares available for issuance pursuant to options granted under the plan increases as the number of issued and outstanding shares of the Company increases.

In addition to the foregoing limit on the number of common shares issuable under the Amended Stock Option Plan:

(a)	the number of common shares (i) issued to “insiders” (as such term is defined in the TSX Company Manual for the purposes of “Security Based Compensation Arrangements” as defined therein) of the Company, within any one year period, and (ii) issuable to insiders of the Company, at any time, under the Amended Stock Option Plan, or when combined with all of the Company’s other securities-based compensation arrangements, shall not exceed 10% of the Company’s total issued and outstanding common shares, respectively;

(b)	no options shall be granted to any optionee at any time if the total number of common shares issuable to such optionee under the Amended Stock Option Plan, together with any common shares issuable to such optionee under any other securities-based compensation arrangements of the Company, would exceed 3.49% of the Company’s total issued and outstanding common shares at such time;

(c)	the total number of common shares issuable under (i) options granted under the Amended Stock Option Plan, and (ii) awards made under any other securities-based compensation arrangements of the Company within any one year period may not exceed 5% of the Company’s total issued and outstanding common shares; and

(d)	the maximum number of common shares issuable to non-executive directors of the Company or any subsidiary pursuant to the Amended Stock Option Plan and all other securities-based compensation arrangements of the Company, at any time, cannot exceed 1% of the issued and outstanding common shares at such time; and the maximum number of common shares issuable to any one such non-executive director under the Amended Stock Option Plan and all other securities-based compensation arrangements of the Company cannot exceed an annual equity award value of $100,000 per such non-executive director.

Under the Amended Stock Option Plan, the exercise price of each option granted under the Amended Stock Option Plan will be the “market price” as defined in the TSX Company Manual for the purposes of “Security Based Compensation Arrangements” from time to time. The TSX Company Manual currently defines “market price” to mean the volume-weighted average trading price on the TSX, or another stock exchange where the majority of the trading volume and value of the listed securities occurs, for the five trading days immediately preceding the relevant date.

The term of options granted under the Amended Stock Option Plan may not exceed ten (10) years from the date of grant. If no determination is made by the Governance, Nominating and Compensation Committee, the term of the options is three years.

If no determination is made by the Governance, Nominating and Compensation Committee regarding vesting, options shall vest over three years and an optionee may exercise up to one-third of the options during each 12-month period following the date of grant of the options.

The exercise price of any option shall in no circumstances be lower than the market price (within the meaning of the Amended Stock Option Plan) of the common shares on the date of grant of the option. Options may be exercised from time to time by delivery to the Company at its principal office or at its registered office of a written notice of exercise addressed to the Secretary of the Company specifying the number of common shares with respect to which the options are being exercised and accompanied by payment in full of the option price of the common shares being purchased. Certificates for such common shares shall be issued and delivered to the optionee within a reasonable time following the receipt of such notice and payment, provided that delivery of the common shares is subject to the satisfaction of all applicable tax obligations, including obligations to make withholdings or deductions in respect of the benefits arising under the Amended Stock Option Plan. The Company shall have the power and right to require the optionee to remit to the Company, an amount sufficient to satisfy any applicable tax or withholding obligations required by law.

Subject to any express resolution of the Governance, Nominating, and Compensation Committee, options expire on the earlier of their stated expiration date and (i) if the optionee is an employee dismissed without cause, 90 days after notice of dismissal, or (ii) if the optionee is a director, 90 days after the date the optionee ceases to be a director, or (iii) if the optionee is an employee who voluntarily resigned, 10 days after the notice of resignation.

If, before the expiry of options in accordance with their terms, an optionee ceases to be an eligible person by reason of retirement at normal retirement age (including early retirement in accordance with the Company’s then current plans, policies or practices) or as a result of his/her permanent disability, the Committee, at its discretion, may allow the optionee to exercise his/her options to the extent that he/she would have been entitled at the time of retirement or disability, at any time up to and including, but not after, a date six (6) months following the date of such event, or prior to the close of business on the expiration date of the option, whichever is earlier.

If an optionee dies before the expiry of options in accordance with their terms, the optionee’s legal representative(s) may, subject to the terms attached to the options and the Anmended Stock Option Plan, exercise the options to the extent that the optionee was entitled to do so at the date of death at any time up to and including, but not after, a date (1) one year following the date of the optionee’s death, or prior to the close of business on the expiration date of the options, whichever is earlier.

Options are personal to the optionee and may not be assigned to anyone other than a corporation controlled by the optionee, the shares of which are and will continue to be, owned by the optionee and/or the spouse, children and/or grandchildren of the optionee.

The Board may from time to time amend, suspend or terminate the Amended Stock Option Plan or the terms of any previously granted options without shareholder approval, provided that no such amendment to the terms of any previously granted options may, except as expressly provided in the Amended Stock Option Plan or with the written consent of the optionee, adversely alter or impair the terms or conditions of such options previously granted to such optionee. Any amendment will, if required, be subject to the prior approval of, or acceptance by, the TSX (or, if such common shares are not then listed and posted for traded on the TSX, on such stock exchange in Canada or the United States on which such common shares are listed and posted for trading) and any other applicable regulatory authority.

Without limiting the foregoing, the Board may amend, suspend, terminate or discontinue the Amended Stock Option Plan or any previously granted options without obtaining the approval of shareholders to:

(a)	amend the eligibility for, and limitations or conditions imposed upon, participation in the Amended Stock Option Plan (except for insider participation and non-executive director participation limits);

(b)	amend any terms relating to the granting or exercise of options, including but not limited to terms relating to the amount and payment of the exercise price, or the vesting, expiry, termination, assignment or adjustment of options;

(c)	permit the granting of deferred or restricted shares under the Amended Stock Option Plan;

(d)	add or amend any terms relating to the provision of financial assistance to optionees or resulting in eligible persons receiving securities of the Company while no cash consideration is received by the Company;

(e)	make changes that are necessary or desirable to comply with applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange;

(f)	correct or rectify any ambiguity, defective provision, error or omission in the Amended Stock Option Plan or in any option; or

(g)	amend any terms relating to the administration of the Amended Stock Option Plan, including the terms of any administrative guidelines or other rules related to the Amended Stock Option Plan.

Notwithstanding the foregoing, none of the following amendments may be made by the Board without obtaining the approval of shareholders:

(a)	any increase in the number of shares reserved for issuance or issuable under the Amended Stock Option Plan;

(b)	any reduction in the exercise price of previously granted options;

(c)	any cancellation and reissue of previously granted options;

(d)	any amendment that extends the term of an option beyond the original expiry thereof;

(e)	amendments to eligible persons that may permit the introduction or reintroduction of such individuals on a discretionary basis;

(f)	any amendment which would permit any option under the Amended Stock Option Plan to be transferable or assignable other than for normal estate settlement purposes;

(g)	any removal of or increase to the limits to insider participation or non-executive director participation under the Amended Stock Option Plan;

(h)	the addition of a cashless exercise feature; and

(i)	any change in the amendment provisions of the Amended Stock Option Plan.

Restricted Share Unit Plan

If approved at the Meeting and subject to the approval of the TSX, the RSU Plan (a cash-settled only plan) will be amended to allow settlement in shares and/or cash. The maximum number of common shares issuable under the Amended and Restated RSU Plan, and all other securities-based compensation arrangements of the Company, at any time, shall not exceed 3.49% of the issued and outstanding shares of the Company at such time. For a description of the proposed Amended and Restated RSU Plan, see “Business of the Meeting — Approval of Amended and Restated RSU Plan” in this Circular.

The following table summarizes the 249,782 outstanding RSUs, which are not disclosed under “Election of Directors” in this Circular:

Name	Number of RSUs
Steven Berlin (director retiring at the Meeting)	109,417
David Comba (director retiring at the Meeting)	114,050
Dave Peck (Head of Exploration)	26,315

Total:	249,782

Summarized below are the key terms of the Amended and Restated RSU Plan, the full text of which will be available at the Meeting and may be requested in advance of the Meeting from the Corporate Secretary of the Company. Except where noted below, the Amended and Restated RSU Plan will have the same material terms and conditions as the legacy RSU Plan.

The Amended and Restated RSU Plan described in this section has been approved by the Board and conditionally approved by the TSX, subject to shareholder approval.

The value of an RSU is based on the trading price of the common shares. An RSU does not entitle the holder of the RSU to any rights as a shareholder, including the right to receive ordinary cash dividends. If the holder resigns or the holder’s employment with the Company is terminated for any reason, the holder will forfeit any RSUs in the holder’s account which have not yet vested. If the holder (i) retires from employment with the Company, or (ii) is an employee of the Company and becomes eligible for long-term disability benefits under the terms of a long-term disability plan sponsored by the Company or is a non-executive director of the Company and suffers an injury, illness or disability the result of which is that the holder is unable to provide services to the Company for an aggregate of four months in any 12 month period, the holder will receive immediate payment in respect of the holder’s RSUs in the holder’s account which have not yet vested.

The Amended and Restated RSU Plan will be administered by the Governance, Nominating and Compensation Committee of the Board.

All directors, officers, full-time key employees and consultants of the Company, as determined by the Board or the Governance, Nominating and Compensation Committee are entitled to participate in the Amended and Restated RSU Plan.

No financial assistance is provided by the Company to facilitate participation in the Amended and Restated RSU Plan.

The maximum number of common shares issuable under the Amended and Restated RSU Plan and all other securities-based compensation arrangements of the Company, at any time, cannot exceed 3.49% of the issued and outstanding common shares at such time. The Amended and Restated RSU Plan is considered an “evergreen” plan, since the number of shares available for issuance under the plan increases as the number of issued and outstanding shares of the Company increases.

In addition to the foregoing limit on the number of common shares issuable under the Amended and Restated RSU Plan:

(a)	the number of common shares (i) issued to “insiders” (as such term is defined in the TSX Company Manual for the purposes of “Security Based Compensation Arrangements” as defined therein) of the Company, within any one year period, and (ii) issuable to insiders of the Company, at any time, under the Amended and Restated RSU Plan, or when combined with all of the Company’s other securities-based compensation arrangements, shall not exceed 10% of the Company’s total issued and outstanding common shares, respectively;

(b)	no common shares shall be issued to any eligible person at any time under the Amended and Restated RSU Plan if the total number of common shares issuable to such eligible person under the Amended and Restated RSU Plan, together with any common shares issuable to such eligible person under any other securities-based compensation arrangements of the Company, would exceed 3.49% of the Company’s total issued and outstanding common shares at such time;

(c)	the total number of common shares (i) issued under the Amended and Restated RSU Plan, and (ii) issuable under awards made under any other securities-based compensation arrangements of the Company, within any one year period may not exceed 5% of the Company’s total issued and outstanding common shares; and

(d)	the maximum number of common shares issuable to non-executive directors of the Company or any subsidiary pursuant to the Amended and Restated RSU Plan and all other securities-based compensation arrangements of the Company, at any time, cannot exceed 1% of the issued and outstanding common shares at such time; and the maximum number of common shares issuable to any one such non-executive director under the Amended and Restated RSU Plan and all other securities-based compensation arrangements of the Company cannot exceed an annual equity award value of $100,000 per such non-executive director.

Under the Amended and Restated RSU Plan, the price per common share issued from treasury upon redemption of a vested RSU will be the Fair Market Value of a common share (defined in the Amended and Restated RSU Plan as the “market price” as defined in the TSX Company Manual for the purposes of “Security Based Compensation Arrangements” from time to time). The TSX Company Manual currently defines “market price” to mean the volume-weighted average trading price on the TSX, or another stock exchange where the majority of the trading volume and value of the listed securities occurs, for the five trading days immediately preceding the relevant date.

For each calendar year, the Board may designate one or more performance periods, which commence on the designated award date and ends on December 31 of the third calendar year commencing after the award date (the “Performance Period”). In respect of each designated Performance Period, the Board shall, in its sole discretion, establish the total number of RSUs to be awarded to each designated participant. The total number of RSUs awarded to a participant in respect of a Performance Period shall be credited to such participant’s account maintained for each participant on the books of the Company, effective as of the award date. If and when dividends are paid on the common shares, participants’ accounts will be credited with additional RSUs equal in value to the dividend that would have been paid to the participants if they were holding common shares instead of RSUs.

Subject to the provisions of the Amended and Restated RSU Plan and any requirements of any competent governmental or regulatory authority, vesting of RSUs credited to a participant’s account for a Performance Period shall occur on the vesting date or dates as determined by the Board.

The Company shall redeem vested RSUs, at the option of the participant and subject to blackout periods, by (i) issuing from treasury one common share for each full RSU to be redeemed; (ii) making a lump sum cash payment in respect of all full RSUs to be redeemed, equal to the amount determined by multiplying the number of RSUs to be redeemed by the Fair Market Value (as defined in the Amended and Restated RSU Plan) of a common share; or (iii) a combination of (i) and (ii). Upon such payment and/or issuance to a participant, the RSUs upon which such payment and/or issuance was based shall be cancelled and no further payments or issuances shall be made under the Amended and Restated RSU Plan in relation to such RSUs.

Any RSUs in respect of a Performance Period that are not vested on or before December 31 of the third calendar year following the award date in respect of such RSUs shall be cancelled and no vesting, payment or issuance shall be made under the Amended and Restated RSU Plan in respect of such RSUs. All redemptions in respect of RSUs in participants’ accounts that have vested in respect of a Performance Period shall be redeemed on or before December 31 of the third calendar year following the end of the year in which such RSUs were awarded.

RSUs, as well as the rights of a participant under the Amended and Restated RSU Plan, are not capable of being assigned, transferred, encumbered, or pledged, other than as required by applicable law or for normal estate settlement purposes.

In the event that a participant: (i) resigns from employment with the Company; (ii) ceased to be a director of the Company; or (iii) is terminated without cause, in each case, the participant shall forfeit all rights in respect of all RSUs in such participant’s account on the relevant “Forfeiture Date”. If a participant dies, any unvested RSUs in such participant’s account that are not otherwise forfeited or cancelled, shall vest effective on the date of death, and upon receipt of a notice of redemption from the deceased participant’s legal representative, the Company shall redeem such RSUs in accordance with the Amended and Restated RSU Plan. If a participant retires, any unvested RSUs in such participant’s account that are not otherwise forfeited or cancelled, such RSUs shall vest on the effective date of retirement and payment and/or issuance shall be made to the participant in accordance with the Amended and Restated RSU Plan. If a participant becomes disabled while there are RSUs in such participant’s account that have not vested and are not forfeited or cancelled, such RSUs shall vest on the first day on which the participant became entitled to receive disability payments or met the definition of “Disability” (as defined in the Amended and Restated RSU Plan), as determined by the Board, and the Company shall redeem such RSUs in accordance with the Amended and Restated RSU Plan. Outstanding RSUs that were vested on or before the date of retirement, resignation, dismissal without cause, resignation as a director of the Company, or death of the participant shall be settled as of the date of retirement, death or relevant “Forfeiture Date” as defined in the Amended and Restated RSU Plan. In the event that a participant is terminated for cause, all vested and unvested RSUs in such participant’s account shall be forfeited and cancelled effective on the date of termination.

The Board may, in its sole discretion, at any time during a Performance Period, permit all unvested RSUs credited to participants’ accounts in respect of such Performance Period to vest immediately and payments and/or issuances shall be made to participants in accordance with the Amended and Restated RSU Plan. If at any time during a Performance Period, a take-over bid or an issuer bid is made, or if the Company proposes a going-private transaction, the Board may, in its sole discretion, permit all unvested RSUs in respect of such Performance Period to vest immediately and payments and/or issuances shall be made to participants in accordance with the Amended and Restated RSU Plan.

The Board may from time to time amend, suspend or terminate the Amended and Restated RSU Plan without shareholder approval. Any amendment will, if required, be subject to the prior approval of, or acceptance by, the TSX (or, if such common shares are not then listed and posted for trading on the TSX, on such stock exchange in Canada or the United States on which such common shares are listed and posted for trading) and any other applicable regulatory authority.

Without limiting the foregoing, the Board may amend, suspend, terminate or discontinue the Amended and Restated RSU

Plan without obtaining the approval of shareholders to:

(a)	amend the eligibility for, and limitations or conditions imposed upon, participation in the Amended and Restated RSU Plan (except for insider participation and non-executive director participation limits);

(b)	add or amend any terms relating to the provision of financial assistance to eligible persons;

(c)	make changes that are necessary or desirable to comply with applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange;

(d)	correct or rectify any ambiguity, defective provision, error or omission in the Amended and Restated RSU Plan; or

(e)	amend any terms relating to the administration of the Amended and Restated RSU Plan, including the terms of any administrative guidelines or other rules related to the Amended and Restated RSU Plan.

Notwithstanding the foregoing, none of the following amendments may be made by the Board without obtaining the approval of shareholders:

(a)	any increase in the number of shares reserved for issuance or issuable under the Amended and Restated RSU Plan;

(b)	any cancellation and reissue of previously granted RSUs;

(c)	any amendment that extends the term of an RSU beyond the original expiry thereof;

(d)	any amendment which would permit any RSU under the Amended and Restated RSU Plan to be transferable or assignable other than for normal estate settlement purposes;

(e)	amendments to eligible persons that may permit the introduction or reintroduction of such individuals on a discretionary basis;

(f)	any removal of or increase to the limits to “insider” (as such term is defined in the TSX Company Manual for the purposes of “Security Based Compensation Arrangements” as defined therein) participation or non-executive director participation under the Amended and Restated RSU Plan; and

(g)	any change in the amendment provisions of the Amended and Restated RSU Plan.

APPENDIX III DESCRIPTION OF RIGHTS PLAN

The following is a summary of the features of the Rights Plan as it applies to the Company. The summary is qualified in its entirety by the full text of the Rights Plan, a copy of which is available upon request from the Secretary of the Company as described in the Circular and is also available on SEDAR at www.sedar.com. All capitalized terms used in this summary without definition have the meanings attributed to them in the Rights Plan unless otherwise indicated.

Issuance of Rights

Pursuant to the Rights Plan, one Right has been issued and has attached to each Common Share of the Company outstanding as of 5:00 p.m. (Toronto time) on March 22, 2011, the date of implementation of the Company’s Rights Plan, and one Right will continue to be issued in respect of each Common Share issued thereafter prior to the earlier of the Separation Time and the Expiration Time.

Each Right entitles the holder thereof to purchase from the Company one Common Share at the exercise price, which shall initially be Cdn$100 per Common Share, subject to adjustment and certain anti-dilution provisions (the “Exercise Price”). The Rights are not exercisable until the Separation Time. If a Flip-in Event (defined below) occurs, each Right will entitle the registered holder to receive, upon payment of the Exercise Price, that number of Common Shares of the Company, having an aggregate Market Price on the date of the occurrence of such Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price.

Trading of Rights

Until the occurrence of certain specific events, the Rights will trade with the Common Shares of the Company and not be represented by any certificates for such Common Shares. The Rights will separate and trade separately from the Common Shares to which they are attached and will become exercisable from and after the Separation Time.

Separation Time

The Separation Time will occur on the tenth (10th) Business Day after the earliest of: (a) the date of public announcement by the Company or an Acquiring Person (defined below) of facts indicating that a person has become an Acquiring Person, (b) the date that any person commences or announces an intention to commence a Take-over Bid, and (c) the date on which a Permitted Bid, or in each case a Competing Bid ceases to qualify as such, or such later date as the Board of Directors may determine.

Acquiring Person

In general, an Acquiring Person is a Person who is the Beneficial Owner of 20% or more of the outstanding Voting Shares. Excluded from the definition of “Acquiring Person” are the Company and its Subsidiaries, and any Person who becomes the Beneficial Owner of 20% or more of the outstanding Voting Shares as a result of one or more or any combination of Corporate Acquisitions, Permitted Bid Acquisitions, Corporate Distributions, Exempt Acquisitions, or Convertible Security Acquisitions. The definitions of “Corporate Acquisitions”, “Permitted Bid Acquisitions”, “Corporate Distributions”, “Exempt Acquisitions”, or “Convertible Security Acquisitions” are set out in the Rights Plan. However, in general:

(a)	a “Corporate Acquisition” means an acquisition by the Company or a Subsidiary of the Company or the redemption by the Company of Voting Shares which, by reducing the number of Voting Shares outstanding, increases the proportionate number of Voting Shares Beneficially Owned by any Person;

(b)	a “Permitted Bid Acquisition” means a share acquisition made pursuant to a Permitted Bid or a Competing Bid;

(c)	a “Corporate Distribution” means an acquisition as a result of: (i) a stock dividend or a stock split or other event pursuant to which a Person receives or acquires Voting Shares or Convertible Securities on the same pro rata basis as all other holders of Voting Shares of the same class; or (ii) any other event pursuant to which all holders of Voting Shares are entitled to receive Voting Shares or Convertible Securities on a pro rata basis;

(d)

an “Exempt Acquisition” means an acquisition of Voting Shares or Convertible Securities: (i) in respect of which the Directors have waived the application of the Flip-in Event provisions of the Rights Plan; (ii) which was made on or prior to the Record Time; (iii) which was made pursuant to a dividend reinvestment plan of the Company or other similar share purchase plan made available by the Company to the holders of Voting Shares generally; (iv) pursuant to a distribution to the public by the Company of Voting Shares or Convertible Securities made pursuant to a prospectus provided that the Person in question does not thereby acquire a greater percentage of Voting Shares or Convertible Securities representing the right to acquire Voting Shares than the percentage of Voting Shares such Person Beneficially Owned immediately prior to such acquisition; or (v) pursuant to or in connection with an issuance and sale by the Company of Voting Shares or Convertible Securities by way of a private placement by the Company, provided that (x) all necessary stock exchange approvals for such private placement have been obtained and such private placement complies with the terms and conditions of such approvals, and (y) the purchaser does not become the Beneficial Owner of a number of Voting Shares that is more than 25% of the Voting Shares issued and outstanding immediately prior to the private placement (and in making this determination, the securities to be issued to such purchaser on the private placement shall be deemed to be held by such purchaser but shall not be included in the aggregate number of outstanding Voting Shares immediately prior to the private placement); and

(e)	a “Convertible Security Acquisition” means the acquisition of Voting Shares upon the exercise, conversion or exchange of Convertible Securities received by a Person pursuant to a Permitted Bid Acquisition, Exempt Acquisition or a Corporate Distribution.

Also excluded from the definition of Acquiring Person are underwriters or members of a banking or selling group acting in connection with a distribution of securities, and a Person (a “Grandfathered Person”) who is the Beneficial Owner of 20% or more of the outstanding Voting Shares of the Company as at the Record Time, provided, however, that this exception ceases to be applicable to a Grandfathered Person in the event that such Grandfathered Person shall, after the Record Time, become the Beneficial Owner of additional Voting Shares that increases its Beneficial Ownership of Voting Shares by more than 1% of the number of Voting Shares outstanding as at the Record Time, other than pursuant to a Corporate Acquisition, Permitted Bid Acquisition, Corporate Distribution, Exempt Acquisition or Convertible Security Acquisition.

In addition, for purposes of determining whether a Flip in Event has occurred, generally, a Person (including a trust company) who is engaged in the business of managing investment funds for others and, as part of such Person’s duties for fully managed accounts, holds or exercises voting or dispositive power over Voting Shares in the ordinary course of business, would not, by reason thereof, be considered to be the beneficial owner of such Voting Shares. Exemptions are also provided for Crown agents and statutory or other registered pension plans or funds. In each case, the exemption ceases to apply in the event that the exempt person is making a Take-over Bid (other than ordinary course market transactions or a distribution by the Company from treasury).

Flip-in Event

If a transaction occurs prior to the Expiration Time pursuant to which any Person becomes an Acquiring Person (a “Flip-in Event”), then the Company must ensure, within 10 trading days of such occurrence or such longer period as may be necessary, that each Right (except for Rights Beneficially Owned by the bidder, its Affiliates or Associates and/or persons acting jointly or in concert with the foregoing) shall thereafter constitute the right to purchase from the Company that number of Common Shares of the Company having an aggregate Market Price on the date of the consummation or occurrence of such Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (subject to anti-dilution adjustments).

Permitted Bid

A Permitted Bid is a Take-over Bid where the bid is made by way of a Take-over Bid circular and is a bid that complies with the following: (A) the Take-over Bid must be made to all shareholders other than the bidder; and (B) (i) the Take-over Bid must not permit the bidder to take up any Common Shares that have been tendered pursuant to the Take-over Bid prior to the expiry of a period not less than 60 days after the Take-over Bid circular is sent to shareholders, and (ii) then only if at such time more than 50% of the Common Shares held by the Independent Shareholders (which term generally includes shareholders other than the bidder, its Affiliates or Associates and/or persons acting jointly or in concert with the foregoing), have been deposited or tendered pursuant to the Take-over Bid and not withdrawn.

Competing Bid

A Competing Bid is a Take-over Bid that satisfies all the criteria of a Permitted Bid except that since it is made after a Permitted Bid the time period for any take up and payment of Common Shares tendered under a Competing Bid is not 60 days, but is instead no earlier than the later of 35 days after the date of announcement of such Competing Bid and the earliest date for take up and payment of Common Shares under any other Competing Bid then in existence. The requirements of a Permitted Bid and a Competing Bid enable shareholders to decide whether the Take-over Bid or any Competing Bid is adequate on its own merits, without being influenced by the likelihood that a Take-over Bid will succeed.

Permitted Lock-Up Agreement

The Rights Plan contains an exemption for “Permitted Lock-Up Agreements”, where the agreement, among other things: (a) permits the locked-up person to withdraw Voting Shares from the lock-up bid to tender to another bid that provides greater value, or if another bid is an offer for a greater number of Voting Shares (in both instances, the maximum hurdle rate is 7%), and (b) provides for no break-up fees or similar fees payable to the locked-up person that are greater than: (i) the cash equivalent of 2.5% of the price or value payable to the locked-up shareholder under the lock-up bid; and (ii) 50% of the difference in value payable to the locked-up person between the lock-up bid and the other bid.

Redemption

Prior to the occurrence of a Flip-In Event as to which the Board of Directors has not issued a waiver, the Board of Directors, with the prior consent of the shareholders, may elect to redeem all but not less than all of the then outstanding Rights at a redemption price of Cdn$0.00001 (subject to anti-dilution adjustments) per Right.

Waiver

Prior to the occurrence of a Flip-in Event, the Board of Directors may waive the application of the Rights Plan to a Take-over Bid that is not a Permitted Bid and that is made to all shareholders, but if it does so then it will be deemed to have waived the application of the Rights Plan to all similar bids made prior to the expiry of any bid for which such a waiver was granted.

In addition, subject to the prior consent of the shareholders, prior to the occurrence of a Flip-in Event, the Board of Directors may waive the application of the Rights Plan if such Flip-in Event would occur by reason of an acquisition of Voting Shares other than pursuant to a Take-over Bid.

The Board of Directors may also waive the application of the Rights Plan in the event that the Board of Directors determines that a person became an Acquiring Person by inadvertence and without any intention to do so, provided such person reduces its beneficial ownership of Voting Shares within 30 days after the Board of Directors’ determination. The Board of Directors may also waive the application of the Rights Plan in the event of a deliberate acquisition that would trigger the Rights Plan, but only if the Acquiring Person has reduced its beneficial ownership or has entered into an agreement to do so within 15 days so that it is no longer an Acquiring Person (or such earlier or later date as the Board of Directors may determine).

Term of the Rights Plan

If continuation of the Rights Plan is confirmed by shareholders at the Meeting, the Rights Plan will expire at the termination of the Company’s annual meeting in 2017, unless earlier terminated or unless extended upon reconfirmation by shareholders at that meeting. Subsequently, the Rights Plan must be reconfirmed by shareholders at every third annual meeting of the Company thereafter.

Amending Power

The Board may amend the Rights Plan without the approval of shareholders only to correct typographical errors or to maintain the validity of the Rights Plan as a result of a change in, or in the interpretation of, any applicable laws. Following the Separation Time, the Board may amend, vary or rescind the Rights Plan only with the approval of Rights holders.

Rights Agent

Computershare Investor Services Inc.

Rightsholder not a Shareholder

Until a Right is exercised, the holders thereof, as such, will have no rights as a shareholder of the Company.

Any questions and requests for assistance may be directed to North American Palladium Ltd.’s

Proxy Solicitation Agent:

North American Toll Free Phone:

1-800-845-1507

Banks, Brokers and collect calls: 201-806-2222

Toll Free Facsimile: 1-888-509-5907

Email: inquiries@phoenixadvisorscst.com